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                       AGREEMENT AND PLAN OF MERGER

                                BY AND AMONG

                          UPM-KYMMENE CORPORATION,

                           BLUE ACQUISITION, INC.

                                    AND

                     CHAMPION INTERNATIONAL CORPORATION

                        Dated as of February 17, 2000


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                             TABLE OF CONTENTS

                                                                        Page
                                                                        ----
 ARTICLE I  DFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 2
      Section 1.1   Definitions. . . . . . . . . . . . . . . . . . . . . . 2

 ARTICLE II  THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . 7
      Section 2.1   The Merger . . . . . . . . . . . . . . . . . . . . . . 7
      Section 2.2   Certificate of Incorporation of the Surviving
                      Corporation. . . . . . . . . . . . . . . . . . . . . 8
      Section 2.3   By-Laws of the Surviving Corporation . . . . . . . . . 8
      Section 2.4   Directors and Officers of the Surviving
                      Corporation. . . . . . . . . . . . . . . . . . . . . 8
      Section 2.5   Closing. . . . . . . . . . . . . . . . . . . . . . . . 8

 ARTICLE III   CONVERSION OF SHARES AND RELATED MATTERS  . . . . . . . . . 8
      Section 3.1   Exchange Ratio; Fractional Shares; Adjustments . . . . 8
      Section 3.2   Conversion of Capital Stock. . . . . . . . . . . . . . 8
      Section 3.3   Procedure for Election . . . . . . . . . . . . . . . . 9
      Section 3.4   Exchange of Certificates . . . . . . . . . . . . . .  10
      Section 3.5   Company Stock Options and Stock Rights . . . . . . .  13

 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . .  15
      Section 4.    Representations and Warranties of the Company. . . .  15
      Section 4.1   Due Organization, Good Standing and Corporate
                      Power. . . . . . . . . . . . . . . . . . . . . . .  15
      Section 4.2   Authorization and Validity of Agreement. . . . . . .  15
      Section 4.3   Capitalization . . . . . . . . . . . . . . . . . . .  16
      Section 4.4   Consents and Approvals; No Violations. . . . . . . .  16
      Section 4.5   The Company Reports and Financial Statements . . . .  17
      Section 4.6   Information to be Supplied . . . . . . . . . . . . .  18
      Section 4.7   Absence of Certain Events. . . . . . . . . . . . . .  18
      Section 4.8   Litigation . . . . . . . . . . . . . . . . . . . . .  19
      Section 4.9   Title to Properties; Encumbrances. . . . . . . . . .  19
      Section 4.10  Compliance with Laws . . . . . . . . . . . . . . . .  19
      Section 4.11  Company Employee Benefit Plans . . . . . . . . . . .  20
      Section 4.12  Employment Relations and Agreement . . . . . . . . .  21
      Section 4.13  Taxes. . . . . . . . . . . . . . . . . . . . . . . .  21
      Section 4.14  Intellectual Properties. . . . . . . . . . . . . . .  22
      Section 4.15  Broker's or Finder's Fee . . . . . . . . . . . . . .  23
      Section 4.16  Environmental Laws and Regulations . . . . . . . . .  23
      Section 4.17  State Takeover Statutes. . . . . . . . . . . . . . .  24
      Section 4.18  Voting Requirements; Board Approval;
                      Appraisal Rights . . . . . . . . . . . . . . . . .  24
      Section 4.19  Rights Agreement or Plan . . . . . . . . . . . . . .  24
      Section 4.20  Pooling Matters; Tax Treatment . . . . . . . . . . .  25
      Section 4.21  Opinion of Financial Advisor . . . . . . . . . . . .  25
      Section 4.22  Trust Agreement. . . . . . . . . . . . . . . . . . .  25

 ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. . .  25
      Section 5.    Representations and Warranties of Parent and
                      Merger Sub . . . . . . . . . . . . . . . . . . . .  25
      Section 5.1   Due Organization, Good Standing and Corporate
                      Power. . . . . . . . . . . . . . . . . . . . . . .  25
      Section 5.2   Authorization and Validity of Agreement. . . . . . .  26
      Section 5.3   Capitalization . . . . . . . . . . . . . . . . . . .  26
      Section 5.4   Consents and Approvals; No Violations. . . . . . . .  27
      Section 5.5   Parent Reports and Financial Statements. . . . . . .  28
      Section 5.6   Information to be Supplied . . . . . . . . . . . . .  28
      Section 5.7   Absence of Certain Events. . . . . . . . . . . . . .  29
      Section 5.8   Litigation . . . . . . . . . . . . . . . . . . . . .  29
      Section 5.9   Title to Properties; Encumbrances. . . . . . . . . .  30
      Section 5.10  Compliance with Laws . . . . . . . . . . . . . . . .  30
      Section 5.11  Parent Employee Benefit Plans. . . . . . . . . . . .  30
      Section 5.12  Employment Relations and Agreement . . . . . . . . .  31
      Section 5.13  Taxes. . . . . . . . . . . . . . . . . . . . . . . .  32
      Section 5.14  Intellectual Property. . . . . . . . . . . . . . . .  33
      Section 5.15  Broker's or Finder's Fee . . . . . . . . . . . . . .  33
      Section 5.16  Environmental Laws and Regulations . . . . . . . . .  33
      Section 5.17  Voting Requirements; Board Approval. . . . . . . . .  34
      Section 5.18  Pooling Matters; Tax Treatment . . . . . . . . . . .  34
      Section 5.19  Ownership of Capital Stock . . . . . . . . . . . . .  34
      Section 5.20  No Prior Activities. . . . . . . . . . . . . . . . .  34
      Section 5.21  Opinion of Financial Advisor . . . . . . . . . . . .  35

 ARTICLE VI  TRANSACTIONS PRIOR TO CLOSING DATE  . . . . . . . . . . . .  35
      Section 6.1   Access to Information Concerning Properties
                      and Records. . . . . . . . . . . . . . . . . . . .  35
      Section 6.2   Confidentiality. . . . . . . . . . . . . . . . . . .  35
      Section 6.3   Conduct of the Business of the Company Pending
                      the Closing Date . . . . . . . . . . . . . . . . .  35
      Section 6.4   Conduct of the Business of Parent Pending
                      the Closing Date . . . . . . . . . . . . . . . . .  38
      Section 6.5   The Company Shareholder Meetings; Parent
                      Shareholder Meetings; Preparation of Proxy
                      Statement/Prospectus; Short Form Merger. . . . . .  41
      Section 6.6   Reasonable Best Efforts. . . . . . . . . . . . . . .  42
      Section 6.7   No Solicitation. . . . . . . . . . . . . . . . . . .  43
      Section 6.8   Notification of Certain Matters. . . . . . . . . . .  45
      Section 6.9   Antitrust Laws . . . . . . . . . . . . . . . . . . .  45
      Section 6.10  Directors' and Officers' Insurance . . . . . . . . .  46
      Section 6.11  Public Announcements . . . . . . . . . . . . . . . .  47
      Section 6.12  Transfer Tax . . . . . . . . . . . . . . . . . . . .  47
      Section 6.13  NYSE Listing . . . . . . . . . . . . . . . . . . . .  48
      Section 6.14  HSE Listing. . . . . . . . . . . . . . . . . . . . .  48
      Section 6.15  Tax and Accounting Treatment . . . . . . . . . . . .  48
      Section 6.16  Affiliates of Parent and the Company . . . . . . . .  48
      Section 6.17  Employee Benefits. . . . . . . . . . . . . . . . . .  49
      Section 6.18  Governance Matters . . . . . . . . . . . . . . . . .  50
      Section 6.19  Section 16 Matters . . . . . . . . . . . . . . . . .  51
      Section 6.20  Integration Team . . . . . . . . . . . . . . . . . .  51
      Section 6.21  Parent Treasury Stock Option Agreement . . . . . . .  51

 ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND
                 MERGER SUB. . . . . . . . . . . . . . . . . . . . . . .  51
      Section 7.1   Conditions Precedent to Obligations of Parent
                      and Merger Sub . . . . . . . . . . . . . . . . . .  51

 ARTICLE VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. . . .  53
      Section 8.1   Conditions Precedent to Obligations of the
                      Company. . . . . . . . . . . . . . . . . . . . . .  53

 ARTICLE IX  TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . .  56
      Section 9.1   Termination. . . . . . . . . . . . . . . . . . . . .  56
      Section 9.2   Effect of Termination. . . . . . . . . . . . . . . .  57
      Section 9.3   Payment of Certain Fees. . . . . . . . . . . . . . .  58

 ARTICLE X  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .  59
      Section 10.1  Representations and Warranties . . . . . . . . . . .  59
      Section 10.2  Extension; Waiver. . . . . . . . . . . . . . . . . .  59
      Section 10.3  Notices. . . . . . . . . . . . . . . . . . . . . . .  59
      Section 10.4  Entire Agreement.  . . . . . . . . . . . . . . . . .  60
      Section 10.5  Binding Effect; Benefit; Assignment. . . . . . . . .  60
      Section 10.6  Amendment and Modification . . . . . . . . . . . . .  60
      Section 10.7  Further Actions. . . . . . . . . . . . . . . . . . .  60
      Section 10.8  Headings . . . . . . . . . . . . . . . . . . . . . .  61
      Section 10.9  Enforcement. . . . . . . . . . . . . . . . . . . . .  61
      Section 10.10  Counterparts. . . . . . . . . . . . . . . . . . . .  61
      Section 10.11  Applicable Law. . . . . . . . . . . . . . . . . . .  61
      Section 10.12  Severability. . . . . . . . . . . . . . . . . . . .  61
      Section 10.13  Waiver of Jury Trial. . . . . . . . . . . . . . . .  61



 EXHIBITS

 EXHIBIT A  --  Company Stock Option Agreement
 EXHIBIT B  --  Parent Treasury Stock Option Agreement
 EXHIBIT C  --  Parent Stock Option Agreement
 EXHIBIT D  --  Affiliates' Letter Relating to Pooling (Company)
 EXHIBIT E  --  Affiliates' Letter Relating to Pooling (Parent)
 EXHIBIT F  --  Amendment to Parent's Articles of Association


 SCHEDULE

 Company Disclosure Letter

 Parent Disclosure Letter





                        AGREEMENT AND PLAN OF MERGER


           AGREEMENT AND PLAN OF MERGER, dated as of February 17, 2000 (this "Agreement"), by and among UPM-KYMMENE CORPORATION, a company organized under the laws of the Republic of Finland ("Parent"), BLUE ACQUISITION, INC., a New York corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and CHAMPION INTERNATIONAL CORPORATION, a New York corporation (the "Company").

           WHEREAS, the Boards of Directors of Parent and the Company each have determined that it is advisable and in the best interests of each corporation and their respective shareholders to effect a business combination between Parent and the Company in a merger of equals in order to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth herein (the "Merger");

           WHEREAS, the parties hereto intend that the Merger provided for herein shall qualify for U.S. federal income tax purposes as a reorganization (a "368 Reorganization") within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code");

           WHEREAS, the parties hereto intend that the Merger be accounted for as a "pooling-of-interests" for financial reporting purposes;

           WHEREAS, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and the Company are simultaneously entering into and delivering the Company Stock Option Agreement in the form attached hereto as Exhibit A (the "Company Stock Option Agreement");

           WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, Parent and the Company are simultaneously entering into and delivering (i) the Stock Option Agreement in the form attached hereto as Exhibit B (the "Parent Treasury Stock Option Agreement") and (ii) the Stock Option Agreement in the form attached hereto as Exhibit C (the "Parent Stock Option Agreement", and together with the Parent Treasury Stock Option Agreement, the "Parent Stock Option Agreements"); and

           WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and adopted this Agreement, the Company Stock Option Agreement, the Parent Stock Option Agreements and the transactions contemplated hereby and thereby;

           NOW THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                  ARTICLE I

                                 DEFINITIONS

           Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

           "Acquisition Agreement" shall have the meaning set forth in
 Section 6.7(b).

           "ADS Consideration" shall have the meaning set forth in Section
 3.2(c).

           "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

           "Agreement" shall have the meaning set forth in the preamble hereto.

           "Amended Articles" shall have the meaning set forth in Section
 6.18(a).

           "Antitrust Authorities" shall have the meaning set forth in
 Section 6.9(d).

           "Antitrust Law" shall have the meaning set forth in Section
 6.9(d).

           "Articles Amendment" shall have the meaning set forth in Section 6.18(a).

           "Authorization" shall mean any consents, approvals and actions of, filings with and notices to any Governmental Authority.

           "BCL" shall have the meaning set forth in Section 2.1(a).

           "Business Day" means a day other than a Saturday, a Sunday or a day on which banks in New York, New York or Helsinki, Finland are permitted or required to close.

           "Certificate of Merger" shall have the meaning set forth in
 Section 2.1(a).

           "Certificate" shall have the meaning set forth in Section 3.2(c).

           "Claims" shall have the meaning set forth in Section 4.16.

           "Closing" shall have the meaning set forth in Section 2.5.

           "Closing Date" shall have the meaning set forth in Section 2.5.

           "Code" shall have the meaning set forth in the second recital hereto.

           "Commission" shall mean the U.S. Securities and Exchange
 Commission.

           "Company" shall have the meaning set forth in the preamble hereto.

           "Company Common Stock" shall mean the Company's common stock, par value $0.50 per share.

           "Company Director" shall have the meaning set forth in Section
 6.18(b).

           "Company Disclosure Letter" shall have the meaning set forth in
 Section 4.

           "Company Employee Benefit Plans" shall have the meaning set forth in Section 4.11(a).

           "Company Intellectual Property" shall have the meaning set forth in Section 4.14(a).

           "Company Material Adverse Effect" shall mean any event, change, occurrence, effect, fact or circumstance that is materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of (i) any change in (x) U.S. or global economic or industry conditions, (y) changes in U.S. or global financial markets or conditions, (z) any generally applicable change in law, rule or regulation or U.S. GAAP or interpretation of any of the foregoing and/or
 (ii) the announcement of this Agreement or the transactions contemplated hereby.

           "Company Multiemployer Plans" shall have the meaning set forth in
 Section 4.11(b).

           "Company Options" shall mean the options to purchase shares of the Company Common Stock, whether issued pursuant to a Company Employee Benefit Plan or otherwise.

           "Company Property" shall have the meaning set forth in Section
 4.16.

           "Company Recommendation" shall have the meaning set forth in
 Section 6.5(a).

           "Company SEC Reports" shall have the meaning set forth in Section 4.5(a).

           "Company Securities" shall mean shares of the Company Common Stock and the Company Options.

           "Company Shareholder Approval" shall mean the approval of not less than two-thirds of the vote of all outstanding shares of Company Common Stock of this Agreement and the Merger at the Company Shareholder Meeting.

           "Company Shareholder Meeting" shall have the meaning set forth in
 Section 6.5(a).

           "Company Stock Option Agreement" shall have the meaning set forth in the fourth recital hereto.

           "Company Stock Plans" shall have the meaning set forth in Section 3.5(a)(i).

           "Company Stock Rights" shall have the meaning set forth in
 Section 3.5(a)(ii).

           "Competition Act" shall have the meaning set forth in Section 4.4

           "Confidentiality Agreement" shall have the meaning set forth in
 Section 6.2.

           "Contracts" shall have the meaning set forth in Section 4.4.

           "Deposit Agreement" shall mean the Amended and Restated Deposit Agreement, dated as of June 29, 1999, among Parent, Citibank N.A., as depositary, and all holders and beneficial owners from time to time of the Parent ADSs.

           "Effective Time" shall have the meaning set forth in Section
 2.1(a).

           "Election Date" shall have the meaning set forth in Section
 3.3(a).

           "Environmental Claims" shall have the meaning set forth in
 Section 4.16.

           "Environmental Law" shall have the meaning set forth in Section
 4.16.

           "ERISA" shall have the meaning set forth in Section 4.11(a).

           "European Antitrust Laws" shall have the meaning set forth in
 Section 4.4.

           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

           "Exchange Agent" shall have the meaning set forth in Section
 3.3(a).

           "Exchange Fund" shall have the meaning set forth in Section
 3.4(a).

           "Exchange Rate" means the average currency exchange rate of the Euro to the US dollar based upon the noon buying rate in the City of New York for cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes over the 10 consecutive Trading Days ending on the second Trading Day immediately prior to the Effective Time.

           "Exchange Ratio" shall have the meaning set forth in Section
 3.1(a).

           "Exon-Florio" shall have the meaning set forth in Section 4.4.

           "Expenses" shall have the meaning set forth in Section 9.3(b).

           "Finnish GAAP" shall mean generally accepted accounting principles of Finland, as in effect from time to time.

           "Form F-4" shall have the meaning set forth in Section 5.6(a).

           "Funding Amount" shall have the meaning set forth in Section
 4.22.

           "Governmental Authority" shall have the meaning set forth in
 Section 4.4.

           "Hazardous Materials" shall have the meaning set forth in Section
 4.16.

           "HSE" shall mean the Helsinki Stock Exchange.

           "HSR Act" shall have the meaning set forth in Section 4.4.

           "Indemnified Parties" shall have the meaning set forth in Section 6.10(b).

           "Issuance Obligation" shall have the meaning set forth in Section 4.3(a).

           "Laws" shall have the meaning set forth in Section 4.4.

           "Liens" shall have the meaning set forth in Section 5.3(b).

           "Listing Particulars" shall have the meaning set forth in Section 4.6(b).

           "Market Act" shall have the meaning set forth in Section 4.6(b).

           "Merger" shall have the meaning set forth in the first recital hereto.

           "Merger Consideration" shall have the meaning set forth in
 Section 3.2(c).

           "Merger Sub" shall have the meaning set forth in the preamble hereto.

           "Merger Sub Common Stock" shall mean Merger Sub's common stock, par value $0.01 per share.

           "NYSE" shall mean the New York Stock Exchange, Inc.

           "Options" shall have the meaning set forth in Section 3.5(a)(i).

           "Orders" shall have the meaning set forth in Section 4.4.

           "Orders of Disposition" shall have the meaning set forth in
 Section 6.9(b)(3).

           "Ordinary Share Consideration" shall have the meaning set forth in Section 3.2(c).
           "Ordinary Share Election" shall have the meaning set forth in
 Section 3.3(a).

           "Ordinary Share Election Form" shall have the meaning set forth in Section 3.3(a).
           "Parent" shall have the meaning set forth in the preamble hereto.

           "Parent ADRs" shall have the meaning set forth in Section 3.2(c).

           "Parent ADSs" shall have the meaning set forth in Section 3.2(c).

           "Parent Disclosure Documents" shall have the meaning set forth in
 Section 4.6(b).

           "Parent Disclosure Letter" shall have the meaning set forth in

 Section 5.

           "Parent Employee Benefit Plans" shall have the meaning set forth in Section 5.11(a).

           "Parent Intellectual Property" shall have the meaning set forth in Section 5.14(a).

           "Parent Material Adverse Effect" shall mean any event, change, occurrence, effect, fact or circumstance that is materially adverse to (i) the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of (i) any change in (x) U.S., Finnish or global economic or industry conditions, (y) changes in U.S., Finnish or global financial markets or conditions, (z) any generally applicable change in law, rule or regulation, Finnish GAAP or U.S. GAAP or interpretation of any of the foregoing and/or (ii) the announcement of this Agreement or the transactions contemplated hereby.

           "Parent Multiemployer Plan" shall have the meaning set forth in
 Section 5.11(b).

           "Parent Options" shall have the meaning set forth in Section 6.4(b)(iii).

           "Parent Ordinary Shares" shall mean validly issued, fully paid and nonassessable ordinary shares, with no nominal value, of Parent.

           "Parent Property" shall have the meaning set forth in Section
 5.16.

           "Parent Public Reports" shall have the meaning set forth in
 Section 5.5(a).

           "Parent Recommendation" shall have the meaning set forth in
 Section 6.5(b).

           "Parent Share Price" shall mean the product of (x) the weighted average price per Parent Ordinary Share on the HSE for each of the ten consecutive Trading Days ending on the second Trading Day immediately preceding the date of the Effective Time multiplied by (y) the Exchange Rate.

           "Parent Share Rights" shall have the meaning set forth in Section 3.5(a)(ii).

           "Parent Shareholder Approval" shall have the meaning set forth in
 Section 5.17(a).

           "Parent Shareholder Meeting" shall have the meaning set forth in
 Section 6.5(b).

           "Parent Shares" shall have the meaning set forth in Section
 3.2(c).

           "Parent Stock Option Agreement" and "Parent Stock Option Agreements" shall have the meanings set forth in the fifth recital hereto.

           "Parent Treasury Stock Option Agreement" shall have the meaning set forth in the fifth recital hereto.

           "Permits" shall have the meaning set forth in Section 4.10(b).

           "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, a group and a government or other department or agency thereof.

           "Preferred Stock" shall have the meaning set forth in Section
 4.3(a).

           "Proxy Statement Prospectus" means the joint statement proxy prospectus included in the Registration Statement relating to the Company Shareholder Meeting.

           "Registration Statement" shall have the meaning set forth in

 Section 5.6(a).

           "Release" shall have the meaning set forth in Section 4.16.

           "Returns" shall have the meaning set forth in Section 4.13(a).

           "Rule 145 Affiliates" shall have the meaning set forth in Section
 6.16.

           "Rule 145 Affiliate Agreement" shall have the meaning set forth in Section 6.16(a).

           "Securities Act" shall mean the Securities Act of 1933, as amended.

           "Significant Subsidiary" with respect to a Person shall mean any Subsidiary that constitutes a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

           "Subsidiary" with respect to a Person shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner or (y) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

           "Superior Proposal" shall have the meaning set forth in Section
 6.7(a).

           "Surviving Corporation" shall have the meaning set forth in
 Section 2.1(b).

           "Takeover Proposal" shall have the meaning set forth in Section
 6.7(a).

           "Taxes" shall have the meaning set forth in Section 4.13(a).

           "Termination Date" shall have the meaning set forth in Section 9.1(d)(i).

           "Third Party Acquisition Event" shall have the meaning set forth in Section 9.3(b).

           "368 Reorganization" shall have the meaning set forth in the second recital hereto.

           "Trading Day" shall mean any day on which securities are traded on the NYSE and the HSE.

           "Transfer Taxes" shall have the meaning set forth in Section
 6.12.

           "Trust Agreement" shall have the meaning set forth in Section
 4.22.

           "U.S. GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

           "Voting Debt" shall have the meaning set forth in Section 4.3(a).


                                 ARTICLE II

                                 "THE MERGER

           Section 2.1 The Merger. (a) Upon the terms and subject to the conditions of this Agreement, as soon as practicable after satisfaction or, to the extent permitted hereby, waiver of all conditions to the Merger set forth herein, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Merger Sub and the Company in accordance with the New York Business Corporation Law (the "BCL") and shall be filed with the Secretary of State of New York. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

                (b) At the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of New York under the name of "Champion International Corporation" (the "Surviving Corporation"). Following the Effective Time, Parent shall (i) take all actions necessary to change its name to "Champion International" and (ii) for such period of time as the executive management of Parent shall determine, continue to maintain the headquarters of the Surviving Corporation in Stamford, Connecticut.

                (c) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 906 of BCL.

           Section 2.2 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

           Section 2.3 By-Laws of the Surviving Corporation. The By-Laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

           Section 2.4 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time plus at least one person designated by the Company shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the BCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

           Section 2.5 Closing. The closing of the Merger (the "Closing") shall be held at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036 as soon as practicable, but in any event within three (3) Business Days after the last of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Articles VII and VIII hereof is satisfied or waived or at such other time and date as the parties hereto shall agree in writing. Such date is herein referred to as the "Closing Date".


                                 ARTICLE III

                  CONVERSION OF SHARES AND RELATED MATTERS

           Section 3.1 Exchange Ratio; Fractional Shares; Adjustments. (a) The "Exchange Ratio" (as the same may be adjusted pursuant to Section 3.2(e)) shall be 1.99.

           Section 3.2 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger:

                (a) Cancellation of Treasury Stock and Stock Owned by Parent and Merger Sub. All shares of Company Common Stock owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                (b) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

                (c) Conversion of Company Common Stock. Except as provided in clauses (a) and (b) of this Section 3.2, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall be canceled in exchange for the right to receive from Parent pursuant to Section 3.2(d) a number of Parent Ordinary Shares equal to the Exchange Ratio, which shall be delivered to the holders of Company Common Stock (i) in the form of American Depositary Shares (the "Parent ADSs"), each representing the right to receive one Parent Ordinary Share (the "ADS Consideration"), or (ii) if and to the extent elected by any such holder, in the manner provided in Section 3.3, in the form of Parent Ordinary Shares, in book-entry form (the "Ordinary Share Consideration" and, together with the ADS Consideration, the "Merger Consideration"); provided, however, that the Parent ADSs may be evidenced by one or more American Depositary Receipts ("Parent ADRs") issued in accordance with the Deposit Agreement. At the Effective Time, all Company Common Stock shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Company Common Stock shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.4(e) cash in lieu of fractional Parent ADSs (or, if applicable, fractional Parent Ordinary Shares) and any dividend or distribution pursuant to Section 3.4(c), in each case without interest. Parent shall, following the Closing, pay all stamp duties, stamp duty reserve tax and other taxes and similar levies imposed in connection with the issuance or creation of the Parent Ordinary Shares, Parent ADSs and any Parent ADRs in connection therewith (such Parent Ordinary Shares or Parent ADSs to be received by a holder may be referred to in this Agreement as "Parent Shares").

                (d) In consideration of the issue to Parent by the Surviving Corporation of shares of common stock of the Surviving Corporation pursuant to Section 3.2(b) hereof, Parent shall issue, in accordance with Section 3.4, such number of Parent Ordinary Shares as is equal to the number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio,
 (i) to the depositary for the Parent ADSs to permit the issuance of Parent ADSs and (ii) if elected by any holder of Company Common Stock in the manner provided in Section 3.3, to the holders of such Company Common Stock for the purpose of giving effect to the delivery of the Merger Consideration referred to in Section 3.2(c) in the form of Parent Ordinary Shares.

                (e) In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of shares of Company Common Stock, or Parent changes the number of Parent Ordinary Shares or Parent ADSs, issued and outstanding as a result of a stock split, stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction, the Exchange Ratio and other items dependent thereon shall be appropriately adjusted.

           Section 3.3 Procedure for Election. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company as exchange agent (the "Exchange Agent") for the purposes of exchanging the Certificates for Parent ADSs or, if and to the extent elected by a holder of a Certificate, in the manner set forth in this
 Section 3.3, for Parent Ordinary Shares in book-entry form. Promptly after the Effective Time Parent will send, or will cause the Exchange Agent to send, to each holder of record of Company Common Stock as of the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as the Surviving Corporation or Parent may reasonably specify) providing instructions for use in effecting the surrender of Certificates in exchange for certificates representing Parent ADRs which represent Parent ADSs or Parent Ordinary Shares and cash in lieu of fractional Parent ADSs or Parent Ordinary Shares and (ii) an election form and other appropriate materials (collectively, the "Ordinary Share Election Form") providing for such holder to elect to receive the Ordinary Share Consideration with respect to all or any portion of such holder's shares of Company Common Stock (the "Ordinary Share Election"). Any shares of Company Common Stock with respect to which there shall not have been effected such election by submission to the Exchange Agent of an effective, properly completed Ordinary Share Election Form on or prior to the date specified in such form (the "Election Date") which shall be a date that is not more than 60 days following the date of the Effective Time, shall be converted in the Merger into the right to receive the ADS Consideration.

                (b) Record holders of shares of Company Common Stock who are nominees only may submit a separate Ordinary Share Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that, at the request of Parent, such record holder shall certify to the reasonable satisfaction of Parent that such record holder holds such shares as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Ordinary Share Election Form is submitted will be treated as a separate holder of shares of Company Common Stock.

           Section 3.4 Exchange of Certificates. (a) Exchange Agent. Within three Business Days following the Effective Time, Parent shall (i) allot to the Exchange Agent, as nominee for the benefit of the holders of Company Common Stock converted into the right to receive the Merger Consideration, the aggregate number of Parent Ordinary Shares to be issued pursuant to Section 3.2(d) and (ii) deposit with the Exchange Agent an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 3.4(e) (such cash and Parent Ordinary Shares, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund"), to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section. The Exchange Agent shall agree to hold such Parent Ordinary Shares and funds for delivery as contemplated by this Section, and upon such additional terms as may be agreed upon by the Exchange Agent, the Surviving Corporation and Parent shall cause the Depositary to issue through and upon the instructions of the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock converted into the ADS Consideration in accordance with Section 3.2(c), Parent ADRs representing the number of Parent ADSs issuable pursuant to
 Section 3.2(c). Neither the Company, its affiliates nor the holders of Company Common Stock shall be responsible for any stamp duty reserve tax payable in connection with the ADS Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company's shareholders pursuant to this Article III. Parent and the Surviving Corporation shall replace any monies lost through an investment made pursuant to this Section
 3.4. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. All Parent Ordinary Shares and Parent ADSs to be issued and delivered to the holders of Company Common Stock in accordance with this Agreement shall, as of the Effective Time, have been registered under the Securities Act pursuant to a registration statement on Form F-4 declared effective by the SEC.

                (b) Exchange Procedures. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal referred to in Section 3.3(a) duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing one or more Parent ADRs representing, in the aggregate, that whole number of Parent ADSs and/or that whole number of Parent Ordinary Shares elected to be received in accordance with Section 3.3, (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such Parent ADSs and Parent Ordinary Shares, and (iii) the cash amount payable in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 3.4(e), in each case which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate or certificates representing that whole number of Parent Ordinary Shares elected to be received in accordance with Section
 3.3 and/or one or more Parent ADRs representing, in the aggregate, that whole number of Parent ADSs, plus the cash amount payable in lieu of fractional Parent Ordinary Shares and Parent ADSs in accordance with
 Section 3.4(e), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.4(b) and subject to
 Section 3.4(c), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the whole number of Parent Ordinary Shares and/or Parent ADSs into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Article III plus the cash amount payable in lieu of fractional Parent ADSs and Parent Ordinary Shares in accordance with Section 3.4(e). Notwithstanding the foregoing, certificates representing Company Common Stock surrendered for exchange by any Person constituting an "Affiliate" of the Company for purposes of Section 6.16 shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 6.16) as provided in Section 6.16.

                (c) Distributions With Respect To Unexchanged Shares. No dividends or other distributions declared, made or paid after the Effective Time with respect to Parent Ordinary Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares and Parent ADSs represented thereby and no cash payment in lieu of fractional Parent Ordinary Shares and Parent ADSs shall be paid to any such holder pursuant to Section 3.4(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Ordinary Shares and the Parent ADRs which represent Parent ADSs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such Parent Ordinary Shares and Parent ADSs and
 (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Ordinary Shares and Parent ADSs. Dividends or other distributions with a record date on or after the Effective Time but prior to surrender of Certificates by holders thereof payable in respect of Parent Ordinary Shares and Parent ADSs held by the Exchange Agent shall be held in trust for the benefit of such holders of Certificates.

                (d) No Further Ownership Rights In Company Common Stock. All Parent Ordinary Shares and Parent ADSs issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 3.4(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

                (e) No Fractional Shares. No certificate or scrip representing fractional Parent ADSs or Parent Ordinary Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional Parent ADS or Parent Ordinary Share interests will not entitle the owner thereof to vote or to any rights of a holder of Parent ADSs or Parent Ordinary Shares. In lieu of any such fractional Parent ADS or Parent Ordinary Share, each holder of Certificates who would otherwise have been entitled to a fraction of Parent ADS or Parent Ordinary Share in exchange for such Certificates (after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional Parent ADS or Parent Ordinary Share, as the case may be, determined by multiplying (A) the Parent Share Price by (B) the fractional Parent ADS interest or Parent Ordinary Share interest, as the case may be, to which such holder would otherwise be entitled.

                (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one (1) year after the Effective Time shall be delivered to or as directed by Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of their claim for Parent ADSs, Parent Ordinary Shares, any cash in lieu of fractional Parent ADSs and Parent Ordinary Shares and any dividends or distributions with respect to Parent ADSs and Parent Ordinary Shares. Neither Parent nor the Surviving Corporation shall be liable to any holder of any Certificate for Parent ADSs or Parent Ordinary Shares (or dividends or distributions with respect to either), or cash payable in respect of fractional Parent ADSs or Parent Ordinary Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any securities or amounts remaining unclaimed by holders of Parent Ordinary Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                (g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional Parent ADSs or Parent Ordinary Shares, and unpaid dividends and distributions in respect of or on Parent ADSs or Parent Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

                (h) No Liability. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Authority (as hereinafter defined), shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                (i) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

           Section 3.5 Company Stock Options and Stock Rights. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt such resolutions, take such actions and obtain such consents as may be required to effect the following, effective at the Effective Time:

                          (i)  each employee, consultant or non-
      employee director stock option (each, an "Option") to purchase shares of Company Common Stock theretofore granted under the Company's stock plans, programs, arrangements or agreements ("Company Stock Plans") which is outstanding and unexercised immediately prior to the Effective Time (whether or not vested or exercisable) shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the applicable Company Stock Plan resulting from the Merger), with such modifications as may be required under Finnish law that do not affect the economic benefits under, or transferability of, such Option, Parent ADSs or, to the extent elected by the holder thereof prior to the Effective Time, Parent Ordinary Shares where (x) the number of Parent ADSs or Parent Ordinary Shares, as applicable, purchasable upon exercise of each such option shall be equal to the number of shares of Company Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole Parent ADS or Parent Ordinary Share, as the case may be, and (y) the per Parent ADS or per Parent Ordinary Share, as the case may be, exercise price under each such Option shall be obtained by dividing the exercise price per Share of Company Common Stock of each such Option by the Exchange Ratio, and rounding to the nearest penny; provided, however, that in the case of any Option to which
      Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424(a) of the Code; and

                          (ii) each employee and non-employee director stock unit, deferred stock award, performance share, phantom stock award, stock appreciation right and other right to acquire Company Common Stock or restricted stock or any other interest in respect of Company Common Stock under any Company Stock Plan (whether or not vested or exercisable), other than Options ("Company Stock Rights"), outstanding immediately prior to the Effective Time, shall be deemed to constitute that number of stock units, deferred stock awards, performance shares, phantom stock awards or stock appreciation rights or other corresponding rights, including shares of restricted stock, as the case may be, with respect to Parent ADSs or, to the extent elected by the holder thereof prior to the Effective Time, Parent Ordinary Shares ("Parent Share Rights") equal to the number of applicable Company Stock Rights held by such holder immediately prior to the Closing multiplied by the Exchange Ratio, on the same terms and conditions as were applicable under such Company Stock Right, as adjusted in accordance with this Section 3.5(a)(ii) with such modifications as may be required under Finnish law that do not affect the economic benefits under, or transferability of, such Company Stock Rights; and rounding to the nearest Parent ADS or Parent Ordinary Share, and the share value on the grant date with respect to each Parent Share Right shall be equal to the share value on the grant date of the corresponding Company Stock Right as in effect immediately prior to the Effective Time, divided by the Exchange Ratio, and rounding to the nearest penny.

                (b) Prior to the Effective Time, the Company shall use its reasonable best efforts to take all actions (including, if appropriate, amending the terms of the Company's stock option or compensation plans or arrangements) and obtain such consents as are necessary to give the effect to the transactions contemplated by Section 3.5(a).

                (c) Effective at the Effective Time, Parent shall assume each Option and Company Stock Right in accordance with the terms of the relevant stock option plan or compensation arrangement under which it was issued and the stock option agreement by which it is evidenced with such modifications as may be required under Finnish law that do not affect the economic benefits under, or transferability of, such Option and Company Stock Rights. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance and, upon issuance, to list on the NYSE and the HSE a sufficient number of Parent ADSs and Parent Ordinary Shares, as the case may be, for delivery upon exercise or vesting of the Options and Company Stock Rights assumed by it in accordance with this Section 3.5(c). As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form (or shall cause such Options and Company Stock Rights to be deemed to be an option issued pursuant to a Parent stock option or compensation plan for which a sufficient number of Parent ADSs or Parent Ordinary Shares have previously been registered pursuant to an appropriate registration form), with respect to the subject of such Options and Company Stock Rights, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus(es) contained therein) for so long as such Options and Company Stock Rights remain outstanding.

                (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Options and Company Stock Rights appropriate notices setting forth such holders' rights pursuant to the applicable Company Stock Plans, and the agreements evidencing the grants of such Options and Company Stock Rights shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
 3.5 after giving effect to the Merger).

                (e) Except as disclosed in writing to Parent prior to the date hereof, the Company agrees that it will not grant any stock options, stock appreciation rights, stock units, deferred stock awards or other rights to acquire Company Common Stock or any other interest in Company Common Stock or any other equity security of the Company and will not take any action to accelerate the exercisability of Options or Company Stock Rights, and/or permit cash payments to holders of Options or Company Stock Rights with respect to such Options or Company Stock Rights.

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Section 4. Representations and Warranties of the Company. Except as disclosed in (i) the Company disclosure letter delivered concurrently with the delivery of this Agreement (the "Company Disclosure Letter") or (ii) the Company SEC Reports (as defined below) made or filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

           Section 4.1 Due Organization, Good Standing and Corporate Power. Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Other than as set forth in Section 4.1 of the Company Disclosure Letter, the respective Certificates of Incorporation and By-Laws or other organizational documents of the Significant Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Significant Subsidiaries. Section 4.1 of the Company Disclosure Letter sets forth a list of all Significant Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company's (direct or indirect) percentage of equity ownership therein.

           Section 4.2 Authorization and Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the Company Stock Option Agreement, to perform its obligations hereunder and thereunder and, in the case of this Agreement and the Parent Stock Option Agreement, subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Company Stock Option Agreement and the Parent Stock Option Agreements by the Company, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and unanimously approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement, the Company Stock Option Agreement or the Parent Stock Option Agreements by the Company and the consummation of the transactions contemplated hereby or thereby, other than, in the case of this Agreement, obtaining the Company Shareholder Approval. This Agreement, the Company Stock Option Agreement and the Parent Stock Option Agreements have been duly executed and delivered by the Company and each is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

           Section 4.3 Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 8,531,431 shares of preferred stock, par value $ 1.00 per share (the "Preferred Stock"). At the close of business on February 14, 2000: (i) 96,578,064 shares of Company Common Stock were issued and outstanding; (ii) 12,738,076 shares of Company Common Stock were reserved for issuance under the Company's stock option and stock benefit plans and arrangements, (iii) no shares of Preferred Stock were issued and outstanding and (iv) 15,427,059 shares of Company Common Stock were held by the Company in its treasury. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 4.3(a) of the Company Disclosure Letter, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to shares of capital stock or other equity interests of the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries (each an "Issuance Obligation"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any security described in the foregoing sentence. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with the shareholders of the Company on any matter ("Voting Debt"). Except as set forth in Section 4.3(a) of the Company Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

                (b) All of the issued and outstanding shares of capital stock of each Significant Subsidiary are validly existing, fully paid and non-assessable. Except as set forth in the Company SEC Reports or Section 4.3(b) of the Company Disclosure Letter, no Significant Subsidiary of the Company has outstanding Voting Debt and no Significant Subsidiary of the Company is bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Company or any Significant Subsidiary of the Company and there are no obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Significant Subsidiaries or any capital stock of, or other ownership interests in, any of its Significant Subsidiaries.

                (c) Except for the Company's interest in its Significant Subsidiaries, and as set forth in the Company SEC Reports or Section 4.3(c) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity which is material to the Company and its Subsidiaries, taken as a whole.

           Section 4.4  Consents and Approvals;  No Violations.  Assuming
 (i) the filings required under applicable Brazilian antitrust or competition laws, the Competition Act Canada (the "Competition Act") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder (if applicable) has been terminated or has expired, (ii) voluntary notification under Section 721 of the Defense Production Act of 1950, as amended ("Exon-Florio"), is made, (iii) the prior notification and reporting requirements of the German Act Against Restraints in Competition and other antitrust laws of the member states of the European Union as may be applicable (collectively, the "European Antitrust Laws") are satisfied and any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction are made and any applicable waiting periods thereunder have been terminated or expired, (iv) the prior notification and reporting requirements of other antitrust or competition laws as may be applicable, are satisfied and any antitrust filings/notifications which must or may be effected in countries having jurisdiction are made, (v) the applicable requirements of the Securities Act and the Exchange Act are met, (vi) the requirements under any applicable foreign or state securities or blue sky laws are met, (vii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the BCL, are made, (viii) in the case of this Agreement the Company Shareholder Approval is received, and (ix) the requirements of any applicable state law relating to the transfer of contaminated property are met, the execution and delivery of this Agreement, the Company Stock Option Agreement and the Parent Stock Option Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not: (A) violate or conflict with any provision of the Company's Certificate of Incorporation, or the Company's By-Laws or the comparable governing documents of any of its Subsidiaries; (B) violate or conflict with any statute, law, ordinance, rule or regulation (together, "Laws") or any order, judgment, decree, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental Authority") applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (C) except as set forth in Section 4.4 of the Company Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (D) except as set forth in Section 4.4 of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation of any kind ("Contracts") to which the Company or any of its Significant Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (B), (C) and (D) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially impair, or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

           Section 4.5 The Company Reports and Financial Statements. (a) Since December 31, 1997, the Company and, to the extent applicable, its Subsidiaries, have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, statements, registration statements and other documents filed with the SEC by the Company and, to the extent applicable, its Subsidiaries have complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company and its Subsidiaries with the SEC since December 31, 1997 (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Company SEC Reports"), which are all the documents (other than preliminary materials) that the Company and its Subsidiaries were required to file with the SEC. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included in the Company SEC Reports were prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. The Company has heretofore provided Parent with true and correct copies of any amendments and/or modifications to any the Company SEC Reports which have not yet been filed with the SEC but that are required to be filed with the SEC in accordance with applicable federal securities laws and the SEC rules.

                (b) Except as set forth or provided in the Company SEC Reports or Section 4.5(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by U.S. GAAP to be set forth on a consolidated balance sheet of the Company, except for (i) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1999 which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

           Section 4.6 Information to be Supplied. (a) The Proxy Statement/Prospectus and any other documents to be filed by the Company with the SEC in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement/Prospectus and any such other documents filed with the SEC under the Exchange Act or the Securities Act), comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement/Prospectus, on the date it is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                (b) The information supplied by the Company for inclusion in any filing by Parent or Merger Sub with the Finnish Financial Supervision Authority or the HSE in respect of the Merger (including, without limitation, any listing particulars under the Securities Market Act of 1989, as amended (the "Market Act"), Chapter 2, Section 3 relating to Parent Ordinary Shares (the "Listing Particulars") and any shareholder circular to be distributed to the shareholders of Parent) (together with any amendments or supplements thereto, the "Parent Disclosure Documents") will, as of the date of such filing, be, in all material respects, in accordance with the facts and will not omit anything materially likely to affect the import of such information.

                (c)  Notwithstanding the foregoing provisions of this
 Section 4.6, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement, the Proxy Statement/Prospectus or the Parent Disclosure Documents based on information supplied by Parent, its Subsidiaries, or Merger Sub expressly for inclusion or incorporation by reference therein.

           Section 4.7 Absence of Certain Events. Except as disclosed in the Company SEC Reports or in Section 4.7 of the Company Disclosure Letter, since December 31, 1998, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course and, except as disclosed in the Company SEC Reports or in Section 4.7 of the Company Disclosure Letter, there has not occurred (i) any event, occurrence or conditions which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; (ii) any damage, destruction or loss which, individually or in the aggregate, resulted in or could reasonably be expected to result in, a Company Material Adverse Effect; or (iii) any increase in the compensation of, or change of control agreement with, any officer of the Company or any of its Subsidiaries or any general salary or benefits increase to the employees of the Company or any of its Subsidiaries other than in the ordinary course of business.

           Section 4.8 Litigation. Except as disclosed in Section 4.8 of the Company Disclosure Letter, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that could reasonably be expected to result in a Company Material Adverse Effect or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

           Section 4.9 Title to Properties; Encumbrances. Except as disclosed in Section 4.9 of the Company Disclosure Letter, the Company and each of its Significant Subsidiaries has good, valid and marketable title to, or, in the case of leased properties, valid leasehold interests in all of its tangible properties and assets except where the failure to have such good, valid and marketable title could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; in each case subject to no Liens, except for (A) Liens reflected in the consolidated balance sheet as of September 30, 1999, (B) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its Significant Subsidiaries in the operation of its respective business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and delinquent and (D) Liens which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect,
 (i) the Company and each of its Significant Subsidiaries are in compliance with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) the Company and each Significant Subsidiary enjoys peaceful and undisturbed possession under all such leases.

           Section 4.10 Compliance with Laws. Except as disclosed in the Company SEC Reports and except as disclosed in Section 4.10 of the Company Disclosure Letter:

                (a) The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                (b) The Company and its Subsidiaries hold, to the extent legally required, all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (the "Permits") that are required for the operation of the respective businesses of the Company and/or its Subsidiaries as now conducted, except where the failure to hold any such Permit could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

           Section 4.11  Company Employee Benefit Plans.  (a)  Set forth in
 Section 4.11(a) of the Company Disclosure Letter is an accurate and complete list of each material domestic or foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, or agreement maintained by the Company or any Affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 4.11, all employers (whether or not incorporated) that would be treated together with the Company and/or any such Affiliate as a single employer within the meaning of Section 414 of the Code) or to which the Company or any Affiliate thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "Company Employee Benefit Plans").

                (b) Except as set forth in Section 4.11(b) of the Company Disclosure Letter or disclosed in the Company SEC Reports, (i) each Company Employee Benefit Plan is in compliance with all applicable laws (including, without limitation, ERISA and the Code) and has been administered and operated in accordance with its terms, in each case except as would not have a Company Material Adverse Effect; (ii) each Company Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Company Employee Benefit Plan covered by Title IV of ERISA, or which otherwise is a pension plan (as defined in Section 3(2) of ERISA) or provides for actuarially-determined benefits (other than any Company Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Company Multiemployer Plan")), as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (iv) no Company Employee Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (v) no Company Employee Benefit Plan (other than any Company Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (vi) as of the date of this Agreement, neither the Company nor any of its Affiliates has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Company Multiemployer Plan, and the aggregate liabilities of the Company and its Affiliates to all Company Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Company Multiemployer Plan ended prior to the date hereof, would not have a Company Material Adverse Effect; (vii) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Company Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will result in any "excess parachute payment," as such term is defined in Section 280G of the Code, or will result in any severance, bonus, retirement, job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Company or its Affiliates, other than any benefits, payments, accelerations or increases
 (1) under any Company Employee Benefit Plan that is subject to the laws of a jurisdiction outside the United States or (2) mandated by applicable law;
 (viii) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the best knowledge of the Company, threatened with respect to any Company Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which would have a Company Material Adverse Effect;
 (ix) except as required to maintain the tax-qualified status of any Company Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Employee Benefit Plan; (x) there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan which would increase materially the expense of maintaining such Company Employee Benefit Plan above the level of such expense incurred for the most recently ended fiscal year.

                (c) The Company has delivered or caused to be delivered to Parent or its counsel true and complete copies of each Company Employee Benefit Plan and any related trust agreement or funding vehicle, together with all amendments thereto, and, to the extent applicable with respect thereto, (i) the current summary plan description; (ii) the most recent annual report on Internal Revenue Service Form 5500-series, including any attachments thereto; (iv) the most recent financial report; (v) the most recent actuarial valuation report, and (vi) the most recent determination letter received from the Internal Revenue Service.

           Section 4.12 Employment Relations and Agreement. Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or as disclosed in the Company SEC Reports or Section 4.12 of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries is, and at all times has been, in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) during the last three years there has not been any labor strike, dispute, slowdown or stoppage or, to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries; (iv) no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

           Section 4.13 Taxes. Except as set forth in Section 4.13 of the Company Disclosure Letter:

                (a) Tax Returns. The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing authorities all Federal income and all other material returns, statements, forms and reports for Taxes (as hereinafter defined) ("Returns") that are required to be filed by, or with respect to, the Company and such Subsidiaries on or prior to the Closing Date. The Returns as filed were correct and complete in all material respects. "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

                (b) Payment of Taxes. All material Taxes and Tax liabilities of the Company and its Subsidiaries that have become due and payable have been timely paid or fully provided for as a liability on the financial statements of the Company and its Subsidiaries in accordance with U.S. GAAP.

                (c) Other Tax Matters. Neither the Company nor any of its Subsidiaries has been or is the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the Tax authorities of any nation, state or locality which could reasonably be expected to result in a material Tax liability, nor has the Company or any of its Subsidiaries received any notices from any Tax authority relating to any issue which could reasonably be expected to result in a material Tax liability.

                (d) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to material Taxes for any taxable period for which the statute of limitations has not expired.

                (e) All material Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                (f) There are no Tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between the Company, any Subsidiary, or any predecessor or Affiliate of any of them and any other party under which the Company (or any of its Subsidiaries) could be liable for any material Taxes of any party other than the Company or any Subsidiary of the Company.

                (g) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Tax laws of any nation, state or locality.

                (h) Neither the Company nor any of its Subsidiaries has, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of U.S. federal income Taxes of the Company or any of its Subsidiaries.

                (i) No election under 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

           Section 4.14 Intellectual Properties. Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                (a) The Company or one of its Subsidiaries exclusively owns, without restrictions, or is licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the business of the Company and any of its Subsidiaries as currently conducted (the "Company Intellectual Property"). Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any Company Intellectual Property.

                (b) No claims with respect to the Company Intellectual Property have been asserted or, to the knowledge of the Company, are threatened by any Person nor does the Company or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by the Company or any of its Subsidiaries of any Company Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by the Company or any of its Subsidiaries are valid, enforceable and subsisting. To the Company's knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third Person, including, without limitation, any employee or former employee.

                (c) Except as set forth in Section 4.14(c) of the Company Disclosure Letter, no owned Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company or any of its Subsidiaries.

           Section 4.15 Broker's or Finder's Fee. Except for the fees of Goldman, Sachs & Co. (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

           Section 4.16 Environmental Laws and Regulations. Except as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and except as set forth in Section 4.16 of the Company Disclosure Letter, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property except in compliance with applicable Environmental Laws, (ii) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (iii) there are no past, pending or, to the Company's knowledge, threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property and (iv) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Company Property.

           For purposes of this Agreement, the following terms shall have the following meanings: (i) "Company Property" means any real property and improvements owned, leased or operated by the Company or any of its Subsidiaries; (ii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (iii) "Environmental Law" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
 section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.
 section 2601 et seq.; the Clean Air Act, 42 U.S.C. section 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. section 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. section 300f et seq.; and their state and local counterparts and equivalents; and (iv) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause
 (iv), "Claims"), including, without limitation, (A) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (v) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

           Section 4.17 State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Stock Option Agreement and the other transactions contemplated by this Agreement the provisions of Section 912 of the BCL. Except for
 Section 912 of the BCL (which has been rendered inapplicable), no other takeover statute or similar statute or regulation of any state is applicable to the Merger, this Agreement, the Company Stock Option Agreement and the other transactions contemplated hereby and thereby.

           Section 4.18 Voting Requirements; Board Approval; Appraisal Rights. (a) The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company Common Stock (voting as one class, with each share of the Company Common Stock having one (1) vote) entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger, the Company Stock Option Agreement and the transactions contemplated hereby and thereby.

                (b) The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Company Stock Option Agreement and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Company Stock Option Agreement and approve the Merger.

                (c) No holder of Company Common Stock will have appraisal rights under Section 910 of the BCL as a result of, or in connection with, the Merger.

           Section 4.19 Rights Agreement or Plan. The Company is not a party to, and has no obligation under, any rights agreement or similar shareholder rights plan.

           Section 4.20 Pooling Matters; Tax Treatment. (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under U.S. GAAP and the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the SEC. The Company will request a letter addressed to it from Arthur Andersen LLP dated as of the Effective Time, and (if and when obtained) a copy of it will be delivered to Parent. Such letter shall state that Arthur Andersen LLP believes that the Company is a pooling candidate for purposes of the transactions contemplated hereby.

                (b) Neither the Company nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 4.20(a) above or (ii) as a 368 Reorganization.

           Section 4.21 Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view, and a copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent; it being understood and acknowledged by Parent and Merger Sub that such opinion has been rendered for the benefit of the Board of Directors of the Company, and is not intended to, and may not, be relied upon by Parent, its Affiliates or their respective shareholders.

           Section 4.22 Trust Agreement. Section 4.22 of the Company Disclosure Letter sets forth the total amount of funds (the "Funding Amount") estimated to be sufficient to fund the Company's obligation under the Trust Agreement, dated as of February 19, 1987, between the Company and Fleet National Bank of Connecticut, as amended (the "Trust Agreement"), with respect to the executives listed therein. The estimate of the Funding Amount was prepared in good faith based on all relevant information which is reasonably necessary for the Company to determine the Funding Amount.

                                  ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

           Section 5. Representations and Warranties of Parent and Merger Sub. Except as disclosed in (i) Parent's disclosure letter delivered concurrently with the delivery of this Agreement (the "Parent Disclosure Letter") or (ii) the Parent Public Reports (as defined below) made or filed prior to the date of this Agreement, each of Parent and Merger Sub hereby represents and warrants, jointly and severally, to the Company as follows:

           Section 5.1 Due Organization, Good Standing and Corporate Power. Each of Parent and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Other than as set forth in Section 5.1 of the Parent Disclosure Letter, the respective Certificates of Incorporation and By-Laws or other organizational documents of the Significant Subsidiaries of Parent do not contain any provision limiting or otherwise restricting the ability of Parent to control its Significant Subsidiaries. Section 5.1 of the Parent Disclosure Letter sets forth a list of all Significant Subsidiaries of Parent and their respective jurisdictions of incorporation or organization and identifies Parent's (direct or indirect) percentages of equity ownership therein.

           Section 5.2 Authorization and Validity of Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Parent Stock Option Agreements, to perform its obligations hereunder and thereunder and (in the case of this Agreement and the Parent Stock Option Agreement subject to obtaining the Parent Shareholder Approval) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Company Stock Option Agreement and the Parent Stock Option Agreements by Parent and Merger Sub, and the consummation by each such party of the transactions contemplated hereby and thereby, have been duly authorized and unanimously approved by the respective Board of Directors of Parent and the Merger Sub and no other corporate action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement, the Company Stock Option Agreement or the Parent Stock Option Agreements by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby or thereby, other than, in the case of this Agreement and the Parent Stock Option Agreement, obtaining the Parent Shareholder Approval. This Agreement, the Company Stock Option Agreement and the Parent Stock Option Agreements have each been duly executed and delivered by each of Parent and Merger Sub and each is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by general equitable principles.

           Section 5.3 Capitalization. (a) The authorized share capital of Parent consists solely of 595,238,095 Parent Ordinary Shares. At the close of business on February 14, 2000: (i) 267,005,913 Parent Ordinary Shares were issued and outstanding, (ii) 6,000,000 Parent Ordinary Shares are subject to future issuance pursuant to Parent's share options and incentive schemes, (iii) 7,538,000 Parent Ordinary Shares are held by Parent in treasury and (iv) a subordinated convertible bond loan with an initial principal amount of FIM 960,000,000 of which, as of January 31, 2000, FIM 546,820,000 was outstanding. All of the issued Parent Ordinary Shares are, and all Parent Ordinary Shares to be issued as the Merger Consideration either as Parent Ordinary Shares or in the form of Parent ADS, pursuant to Section 3.2(c) will be, upon issuance, duly authorized, validly issued and fully paid and entitling the voters thereof to voting rights (it being understood that a holder of Parent ADSs may not vote the underlying Parent Ordinary Shares unless such holder first cancels such ADSs and has the underlying Parent Ordinary Shares registered in the holder's name in the shareholder register of the Finnish Central Securities Depositary), and either the holders of any class of outstanding shares of Parent will not be entitled to preemptive rights or other rights to acquire Parent Ordinary Shares or Parent ADS to be issued as part of the Merger Consideration or will have duly and irrevocably waived such rights (as part of the Parent Shareholder Approval) prior to the Effective Time. Section 5.3(a) of the Parent Disclosure Letter sets forth the registered owners of more than five percent of the issued and outstanding shares of each class of capital stock of Parent. Except as set forth in the Parent Public Reports or on Section 5.3(a) of the Parent Disclosure Letter, there (i) are no outstanding Issuance Obligations pursuant to which Parent or any of Parent's Subsidiaries is or may become obligated to issue any Parent Ordinary Shares or other equity interests of Parent or shares of capital stock or other equity interests of any of Parent's Subsidiaries or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Parent Ordinary Shares or other equity interests of Parent or shares of capital stock or other equity interests of any of its Subsidiaries, (ii) is no Voting Debt of Parent or any of its Significant Subsidiaries. Except as set forth in Section 5.3(c) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any Person (other than any Subsidiary of Parent).

                (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided under applicable Federal or state securities laws) (collectively, "Liens").

                (c) All of the issued and outstanding shares of capital stock of each Significant Subsidiary are validly existing, fully paid and non-assessable. Except as set forth in the Parent Public Reports or
 Section 5.3(c) of the Parent Disclosure Letter, no Significant Subsidiary of Parent has outstanding Voting Debt and no Significant Subsidiary of Parent is bound by, obligated under, or party to an Issuance Obligation with respect to any security of Parent or any Significant Subsidiary of Parent and there are no obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Significant Subsidiaries or any capital stock of, or other ownership interests in, any of its Significant Subsidiaries.

                (d) Except for Parent's interest in its Significant Subsidiaries, and as set forth in the Parent Public Reports or Section 5.3(d) of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity which is material to Parent and its Subsidiaries, taken as a whole.

           Section 5.4 Consents and Approvals; No Violations. Assuming (i) the filings required under applicable Brazilian antitrust or competition laws, the Competition Act and the HSR Act are made and the waiting period thereunder (if applicable) has been terminated or has expired, (ii) voluntary notification under Exon-Florio is made, (iii) the prior notification and reporting requirements of the European Antitrust Laws are met and any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction are made and any applicable waiting periods thereunder have been terminated or expired, (iv) the prior notification and reporting requirements of other antitrust or competition laws as may be applicable are satisfied and any antitrust filings/notifications which must or may be effected in countries having jurisdiction are made, (v) the applicable requirements of the Securities Act and the Exchange Act are met, (vi) the applicable requirements under any applicable foreign or state securities or blue sky laws are met, (vii) the requirements under the Market Act, any regulations promulgated thereunder and the rules of the HSE, in respect of the listing of the Parent Ordinary Shares to be issued hereunder are met, (viii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the BCL, are made, (ix) in the case of this Agreement and the Parent Stock Option Agreement the Parent Shareholder Approval is received, and (x) the requirements of any applicable state law relating to the transfer of contaminated property are met, the execution and delivery of this Agreement, the Stock Option Agreement and the Parent Stock Option Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not:
 (A) violate or conflict with any provision of the Articles of Association of Parent or the Certificate of Incorporation or By-Laws of any of its Subsidiaries; (B) violate or conflict with any Laws or Orders of any Governmental Authority applicable to Parent or any of its Subsidiaries or by which either of their respective properties or assets may be bound; (C) except as set forth in Section 5.4 of the Parent Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to any Governmental Authority; or (D) except as set forth in Section
 5.4 of the Parent Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Significant Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contracts which Parent or any of its Significant Subsidiaries is a party, or by which any such Person or any of its properties or assets may be bound, excluding from the foregoing clauses (B), (C) and (D) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or prevent, materially impair, or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

           Section 5.5 Parent Reports and Financial Statements. (a) Since June 29, 1999, Parent and, to the extent applicable, its Subsidiaries have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, statements, registration statements and other documents filed with the SEC by Parent have complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations thereunder. Parent has, prior to the date of this Agreement, made available to the Company true and complete copies of all forms, reports, registration statements and other filings filed by Parent and, to the extent applicable, its Subsidiaries with the SEC since June 29, 1999 and with the HSE since December 31, 1997, (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Parent Public Reports"). As of their respective dates, the Parent Public Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included in the Parent Public Reports were prepared in accordance with Finnish GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. Parent has heretofore provided the Company with true and correct copies of any amendments and/or modifications to any Parent Public Reports which have not yet been filed with the SEC but that are required to be filed with the SEC in accordance with applicable federal securities laws and the SEC rules.

                (b) Except as set forth or provided in the Parent Public Reports or Section 5.5(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by Finnish GAAP to be set forth on a consolidated balance sheet of Parent, except for (i) liabilities and obligations disclosed or provided for in the Parent Public Reports; (ii) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby or thereby; and (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1999 which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement which could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

           Section 5.6 Information to be Supplied. (a) The registration statement on Form F-4 ("Form F-4") to be filed with the SEC by Parent in connection with the issuance of Parent ADSs and Parent Ordinary Shares in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Parent with the SEC or any other Governmental Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, or at the date the Proxy Statement/Prospectus is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                (b) The Parent Disclosure Documents will, at all relevant times, include all information relating to Parent and its Subsidiaries which is required to enable the Parent Disclosure Documents and the parties hereto to comply in all material respects with all Finnish statutory and other legal and regulatory provisions (including, without limitation, the Market Act and the rules and regulations made thereunder, and the rules and requirements of the HSE) and all such information contained in such documents will, as of the date of such filing, be in all material respects, in accordance with the facts and will not omit anything materially likely to affect the import of such information.

                (c)  Notwithstanding the foregoing provisions of this
 Section 5.6, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Registration Statement or the Listing Particulars based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 4.6.

           Section 5.7 Absence of Certain Events. Except as disclosed in Parent Public Reports or in Section 5.7 of the Parent Disclosure Letter or as required or expressly permitted by this Agreement, since December 31, 1998, Parent and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with past practices and, except as disclosed in Parent Public Reports or in Section 5.7 of the Parent Disclosure Letter, there has not occurred (i) any event, occurrence or conditions which could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect; (ii) any damage, destruction or loss which, individually or in the aggregate, resulted in or could reasonably be expected to result in, a Parent Material Adverse Effect; or (iii) any increase in the compensation of any officer of Parent or any of its Subsidiaries or any general salary or benefits increase to the employees of Parent or any of its Subsidiaries other than in the ordinary course of business.

           Section 5.8 Litigation. Except as disclosed in Section 5.8 of Parent Disclosure Letter, there are no investigations, actions, suits or proceedings pending against Parent or its Subsidiaries or, to the knowledge of Parent, threatened against Parent or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and, to the knowledge of Parent, no development has occurred with respect to any pending or threatened action, suit or proceeding that could reasonably be expected to result in a Parent Material Adverse Effect or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

           Section 5.9 Title to Properties; Encumbrances. Parent and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good, valid and marketable title could not reasonably be expected to have a Parent Material Adverse Effect; in each case subject to no Liens, except for (A) Liens reflected in the consolidated balance sheet as of September 30, 1999, (B) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Parent or any of its Subsidiaries in the operation of its respective business, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and delinquent and (D) Liens which could not reasonably be expected to have a Parent Material Adverse Effect. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent and each of its Significant Subsidiaries are in compliance with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) Parent and each of its Significant Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

           Section 5.10 Compliance with Laws. Except as disclosed in the Parent Public Reports and except as described in Section 5.10 of the Parent Disclosure Letter:

                (a) Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

                (b) Parent and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of Parent and/or its Subsidiaries as now conducted, except where the failure to hold any such Permit could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

           Section 5.11  Parent Employee Benefit Plans.  (a)  Set forth in
 Section 5.11(a) of the Parent Disclosure Letter is an accurate and complete list of each material domestic or foreign employee benefit plan, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, or agreement maintained by Parent or any Affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 5.11, all employers (whether or not incorporated) that would be treated together with Parent and/or any such Affiliate as a single employer within the meaning of Section 414 of the
 Code) or to which Parent or any Affiliate thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "Parent Employee Benefit Plans").

                (b) Except as set forth in Section 5.11(b) of the Parent Disclosure Letter or disclosed in the Parent Public Reports, (i) each Parent Employee Benefit Plan is in compliance with all applicable laws (including, without limitation, applicable under Finnish law, ERISA and the Code) and has been administered and operated in accordance with its terms, in each case except as would not have a Parent Material Adverse Effect;
 (ii) each Parent Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of Parent, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Parent Employee Benefit Plan covered by Title IV of ERISA, or which otherwise is a pension plan (as defined in Section 3(2) of ERISA) or provides for actuarially-determined benefits (other than any Parent Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Parent Multiemployer Plan")), as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (iv) no Parent Employee Benefit Plan has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan, except for any such termination or appointment of a trustee that would not have a Parent Material Adverse Effect; (v) no Parent Employee Benefit Plan (other than any Parent Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or
 Section 303 or 304 of ERISA; (vi) as of the date of this Agreement, neither Parent nor any of its Affiliates has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Parent Multiemployer Plan, and the aggregate liabilities of Parent and its Affiliates to all Parent Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Parent Multiemployer Plan ended prior to the date hereof, would not have a Parent Material Adverse Effect; (vii) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Parent Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will result in any "excess parachute payment," as such term is defined in
 Section 280G of the Code, or will result in any severance, bonus, retirement, job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of Parent or its Affiliates, other than any benefits, payments, accelerations or increases (1) under any Parent Employee Benefit Plan that is subject to the laws of a jurisdiction outside of the United States or (2) mandated by applicable law; (viii) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the best knowledge of Parent, threatened with respect to any Parent Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which would have a Parent Material Adverse Effect; (ix) except as required to maintain the tax-qualified status of any Parent Employee Benefit Plan intended to qualify under applicable law, no condition or circumstance exists that would prevent the amendment or termination of any Parent Employee Benefit Plan; (x) there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Parent Employee Benefit Plan which would increase materially the expense of maintaining such Parent Employee Benefit Plan above the level of such expense incurred for the most recently ended fiscal year.

                (c) Parent has delivered or caused to be delivered to the Company or its counsel true and complete copies of each Parent Employee Benefit Plan and any related trust agreement or funding vehicle, together with all amendments thereto, and, to the extent applicable with respect thereto, (i) the current summary plan description; (ii) the most recent annual report on Internal Revenue Service Form 5500-series, including any attachments thereto; (iv) the most recent financial report; (v) the most recent actuarial valuation report, and (vi) the most recent determination letter received from the Internal Revenue Service.

           Section 5.12 Employment Relations and Agreement. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or as disclosed in the Parent Public Reports or Section 5.12 of the Parent Disclosure Letter, (i) each of Parent and its Subsidiaries is, and at all times since December 31, 1998 has been, in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against Parent or any of its Subsidiaries is pending before the National Labor Relations Board;
 (iii) during the last three years there has not been any labor strike, dispute, slowdown or stoppage or, to Parent's knowledge, threatened against or involving Parent or any of its Subsidiaries; (iv) no representation question exists respecting the employees of Parent or any of its Subsidiaries; (v) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (vi) no collective bargaining agreement is currently being negotiated by Parent or any of its Subsidiaries.

           Section 5.13 Taxes. Except as set forth in Section 5.13 of the Parent Disclosure Letter:

                (a) Tax Returns. Parent and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all Finnish income and all other material Returns that are required to be filed by, or with respect to, Parent and such subsidiaries on or prior to the Closing Date. The Returns as filed were correct and complete in all material respects.

                (b) Payment of Taxes. All material Taxes and Tax liabilities of Parent and its Subsidiaries that have become due and payable have been timely paid or fully provided for as a liability on the financial statements of Parent and its Subsidiaries in accordance with Finnish GAAP.

                (c) Other Tax Matters. Neither Parent nor any of its Subsidiaries has been or is the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the Tax authorities of any nation, state or locality which could reasonably be expected to result in a material Tax liability, nor has Parent or any of its Subsidiaries received any notices from any Tax authority relating to any issue which could reasonably be expected to result in a material Tax liability.

                (d) Neither Parent nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only Parent and any Subsidiaries of Parent) provided for under the laws of Finland, or any other jurisdiction or any state or locality with respect to material Taxes for any taxable period for which the statute of limitations has not expired.

                (e) All material Taxes which Parent or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                (f) There are no Tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between Parent, any Subsidiary, or any predecessor or Affiliate of any of them and any other party under which Merger Sub or Parent (or any of its Subsidiaries) could be liable for any material Taxes of any party other than Parent or any Subsidiary of Parent.

                (g) Neither Parent nor any of its Subsidiaries has, as of the Closing Date entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes of Parent or any of its Subsidiaries.

                (h) No holder of Company Common Stock will be subject to any Tax imposed by The Republic of Finland as a result of the receipt of Parent Shares in the Merger unless such holder has a connection to Finland other than solely the ownership or receipt of Parent Shares.

                (i) Parent has no plan or intention to dispose of any Company Common Stock acquired in the Merger, or to cause the Company to dispose of substantially all of the Company's assets, in a manner that will cause gain to be recognized pursuant to Treasury Regulation Section 1.367(a)-8(e) by a holder that is a 5% transferee shareholder (as defined in Treasury Regulations Section 1.367(a)-3(c)(5)(ii)).

           Section 5.14 Intellectual Property. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect:

                (a) Parent or one of its Subsidiaries exclusively owns, without restrictions, or is licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the business of Parent and any of its Subsidiaries as currently conducted (the "Parent Intellectual Property"). Neither Parent nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of Parent's obligations hereunder will be, in violation of, or lose any rights pursuant to, any Parent Intellectual Property.

                (b) No claims with respect to Parent Intellectual Property have been asserted or, to the best knowledge of Parent, are threatened by any Person nor does Parent or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by Parent or any of its Subsidiaries of any Parent Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the Parent Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by Parent or any of its Subsidiaries are valid, enforceable and subsisting. To Parent's best knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property by any third Person, including, without limitation, any employee or former employee.

                (c) Except as set forth in Section 5.14(c) of the Parent Disclosure Letter, no owned Parent Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Parent or any of its Subsidiaries.

           Section 5.15 Broker's or Finder's Fee. Except for Chase Securities Inc. (whose fees and expenses as financial advisor to Parent and Merger Sub will be paid by Parent or Merger Sub in accordance with their agreement with such firm, a true and correct copy of which has been previously delivered to the Company by Parent), no agent, broker, Person or firm acting on behalf of Parent or Merger Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

           Section 5.16 Environmental Laws and Regulations. Except as could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and except as set forth in Section 5.16 of the Parent Disclosure Letter, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of, on any Parent Property except in compliance with applicable Environmental Laws, (ii) Parent and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Parent Property, (iii) there are no past, pending or, to Parent's knowledge, threatened Environmental Claims against Parent or any of its Subsidiaries or any Parent Property and (iv) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of Parent or any Parent Property that could reasonably be anticipated to form the basis of an Environmental Claim against Parent or any of its Subsidiaries or any Parent Property.

           For purposes of this Agreement, "Parent Property" means any real property and improvements owned, leased or operated by Parent or any of its Subsidiaries.

           Section 5.17 Voting Requirements; Board Approval. (a) The affirmative vote of the holders of at least two-thirds of the outstanding Parent Ordinary Shares (voting as one class, with each Parent Ordinary Share having one (1) vote) represented and voting at the Parent Shareholder Meeting (as hereinafter defined) approving (i) the transactions contemplated by this Agreement, the Company Stock Option Agreement and the Parent Stock Option Agreement, (ii) the issuance of Parent Ordinary Shares and options exercisable for and other rights to acquire Parent Ordinary Shares hereunder and thereunder and (iii) the amendments to Parent's Articles of Association necessary to give effect to the transactions contemplated by this Agreement ("Parent Shareholder Approval") is the only vote of the holders of any class or series of shares of Parent necessary to approve the matters set forth in clause (i), (ii) and (iii) of this Section 5.17(a).

                (b) The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is advisable and fair to, and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Company Stock Option Agreement, the Parent Stock Option Agreements and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the shareholders of Parent approve and adopt the transactions contemplated by this Agreement and the Parent Stock Option Agreement, approve the issuance of the Parent Ordinary Shares, approve the amendments to the Articles of Association and approve the Merger.

           Section 5.18 Pooling Matters; Tax Treatment. (a) Parent intends that the Merger be accounted for under the 'pooling of interests" method under Finnish GAAP and U.S. GAAP, as to U.S. GAAP under the principles set forth in Accounting Principles Board Opinion No. 16, Accounting for Business Combinations, and the accounting rules of the SEC. Parent will request a letter addressed to it from SVC PricewaterhouseCoopers Oy as to Finnish GAAP, and PricewaterhouseCoopers LLP, as to U.S. GAAP dated as the Effective Time, and (if and when such letter is obtained) a copy will be delivered to the Company. Such letter shall state that PricewaterhouseCoopers LLP believes that the Merger should be accounted for as a "pooling of interests" as described in the first sentence of Section 4.20(a).

                (b) Except as set forth in Section 5.18(b) of the Parent Disclosure Letter, neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in the first sentence of Section 4.20(a) or (ii) as a 368 Reorganization.

           Section 5.19 Ownership of Capital Stock. Except as set forth in the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement.

           Section 5.20 No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no Subsidiaries and has undertaken no business or activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

           Section 5.21 Opinion of Financial Advisor. Parent has received the opinion of Chase Securities, Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the Parent Ordinary Shares, a copy of which opinion has been, or promptly upon receipt thereof will be, delivered to the Company; it being understood and acknowledged by the Company that such opinion has been rendered for the benefit of the Board of Directors of Parent, and is not intended to, and may not, be relied upon by the Company, its Affiliates or their respective shareholders.

                                 ARTICLE VI

                     TRANSACTIONS PRIOR TO CLOSING DATE

           Section 6.1 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1 hereof, each of the Company and Parent shall, and each shall cause each of its Subsidiaries to, upon reasonable notice, afford the other party, and its respective counsel, accountants, consultants and other authorized representatives, access during normal business hours to its and its Subsidiaries' employees, properties, books and records in order that they may have the opportunity to make such investigations as they shall desire of its and its Subsidiaries' affairs; such investigation shall not, however, affect the representations and warranties made by the Company or Parent in this Agreement. The Company shall furnish promptly to Parent and Merger Sub and Parent and Merger Sub shall furnish promptly to the Company (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal, state or foreign securities laws and (y) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent, Merger Sub or the Company may reasonably request.
 Each of the Company and Parent agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the other party shall from time to time reasonably request.

           Section 6.2 Confidentiality. Information obtained by the Company and Parent and their respective counsel, accountants, consultants and other authorized representatives pursuant to Section 6.1 hereof shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Parent dated April 20, 1999 (the "Confidentiality Agreement").

           Section 6.3 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the Effective Time:

                (a) the Company and each of its Subsidiaries shall conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them;

                (b) Except as set forth in Section 6.3(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall:

                          (i)  make any change in or amendment to the
      Company's Certificate of Incorporation or its By-Laws (or comparable governing documents);

                          (ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, other than (i) the issuance of Company Common Stock upon the exercise of Options or in connection with Company Stock Rights outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Options or other Company Stock Rights granted pursuant to clause (ii) below,
      (ii) the granting of Options or Company Stock Rights granted under the Company Stock Plans in effect on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 6.3(b) of the Company Disclosure Letter, (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent, the Company or another wholly-owned Subsidiary of the Company, (iv) issuances of Company Common Stock upon the conversion of convertible securities of the Company outstanding as of the date of this Agreement or (v) issuances of Company Common Stock under the Company Stock Option Agreement;

                          (iii) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than dividends payable by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company (it being understood that the Company's Board of Directors may declare and the Company may pay quarterly dividends of not more than $0.25 per share on the schedule which has been publicly announced by the Company on or prior to the date of this Agreement);

                          (iv)  other than in connection with
      transactions permitted by Section 6.3(b)(v), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (A) contemplated by the capital expenditure budgets for the Company and its Subsidiaries made available to Parent, (B) incurred in the ordinary course of business of the Company and its Subsidiaries or (C) not otherwise described in clauses (A) and (B) which, in the aggregate, do not exceed $25 million;

                          (v)  acquire (whether pursuant to merger,
      stock or asset purchase or otherwise) in one transaction or series of related transactions (A) any assets (including any equity interests) having a fair market value in excess of $25 million, or (B) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $25 million;

                          (vi)  except in the ordinary course of
      business consistent with past practice and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend in any material respect or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                          (vii)  transfer, lease, license, guarantee,
      sell, mortgage, pledge, dispose of, encumber or subject to any Lien, any material assets, other than in the ordinary course of business;

                          (viii)  except as required by applicable law
      or U.S. GAAP, make any material change in its method of accounting;

                          (ix)  adopt or enter into a plan of complete
      or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to a Takeover Proposal, except as provided for in Section 6.7;

                          (x)  (A) incur any material indebtedness for
      borrowed money or guarantee any such indebtedness of another Person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or (B) make any loans or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of clause (A), for borrowings in the ordinary course of business consistent with past practice, including without limitation borrowings under existing credit facilities described in the Company SEC Reports in the ordinary course of business consistent with past practice for working capital purposes;

                          (xi)  accelerate the payment, right to
      payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

                          (xii)  pay, discharge or satisfy any claims,
      liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) over $15 million, individually or in the aggregate, other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Reports;

                          (xiii)  enter into any agreement,
      understanding or commitment that materially restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

                          (xiv)  plan, announce, implement or effect
      any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, provided, however, that routine employee terminations for cause shall not be considered subject to this clause

                          (xv)  take any action or fail to take any
      action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (A) for 'pooling of interests" accounting treatment or (B) as a 368 Reorganization;

                          (xvi)  take any action including, without
      limitation, the adoption of any shareholder rights plan or amendments to its Certificate of Incorporation or By-Laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company that may be acquired or controlled by Parent or Merger Sub or permit any shareholder to acquire securities of the Company on a basis not available to Parent or Merger Sub in the event that Parent or Merger Sub were to acquire any shares of the Company Common Stock;

                          (xvii) materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; or

                          (xviii) agree, in writing or otherwise, to take any of the foregoing actions.

           Section 6.4 Conduct of the Business of Parent Pending the Closing Date. Parent agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Company (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the Effective Time:

                (a) Parent and each of its Subsidiaries shall conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them;

                (b) Except as set forth in Section 6.4(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries shall:

                          (i)  except as contemplated by this
      Agreement, make any change in or amendment to Parent's Articles of Association or other comparable governing documents (including without limitation the Deposit Agreement governing the Parent
      ADSs) that is adverse to the holders of Parent Ordinary Shares or the Parent ADSs;

                          (ii)  make any material change to Merger
      Sub's Certificate of Incorporation;

                          (iii)  issue or sell, or authorize to issue
      or sell, any of its capital shares or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of its capital shares or any other securities, or make any other changes in its capital structure, other than (i) the issuance of Parent Ordinary Shares upon the exercise of options to purchase Parent Ordinary Shares ("Parent Options") or in connection with any Parent Share Rights outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Parent Options or other Parent Share Rights granted pursuant to clause (ii) below, (ii) the granting of Parent Options or Parent Share Rights granted under Parent's share schemes, plans, programs, arrangement or agreements in effect on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 6.4(b) of the Parent Disclosure Letter, (iii) issuances by a wholly-owned Subsidiary of Parent of capital stock to such Subsidiary's parent, the Company or another wholly-owned Subsidiary of the Company, (iv) issuances of Parent Ordinary Shares upon the conversion of convertible securities of Parent outstanding as of the date of this Agreement or (v) issuances of Parent Ordinary Shares under the Parent Stock Option Agreements;

                          (iv)  declare, pay or set aside any dividend
      or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or acquire, any of its capital shares or its other securities, other than dividends payable by a wholly-owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent (it being understood that the Parent's Board of Directors may recommend a dividend for the year ending December 31, 1999 in an amount not to exceed Euro
      1.25 per share which may be paid by Parent);

                          (v)  other than in connection with
      transactions permitted by Section 6.4(b)(vi), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (A) contemplated by the capital expenditure budgets for Parent's Subsidiaries made available to the Company, (B) incurred in the ordinary course of business of Parent and Parent's Subsidiaries or (C) not otherwise described in clauses (A) and (B) which, in the aggregate, do not exceed $30 million;

                          (vi)  acquire (whether pursuant to merger,
      stock or asset purchase or otherwise) in one transaction or series of related transactions (A) any assets (including any equity interests) having a fair market value in excess of $30 million, or (B) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $30 million;

                          (vii)  except in the ordinary course of
      business consistent with past practice and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Parent or any of its Subsidiaries, or establish, adopt, enter into or amend in any material respect or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                          (viii)  transfer, lease, license, guarantee,
      sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets other than in the ordinary course of business;

                          (ix)  except as required by applicable law,
      Finnish GAAP or the International Accounting Standards, make any material change in its method of accounting;

                          (x)  adopt or enter into a plan or complete
      or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger) or any agreement relating to a Takeover Proposal, except as provided for in Section 6.7;

                          (xi) (A) incur any material indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than indebtedness owing to or guarantees of indebtedness owing to Parent or any direct or indirect wholly-owned Subsidiary of Parent or (B) make any loans or advances to any other Person, other than to Parent or to any direct or indirect wholly-owned Subsidiary of the Parent, except, in the case of clause (A), for borrowings in the ordinary course of business consistent with past practice, including without limitation borrowings under existing credit facilities described in the Parent Public Reports in the ordinary course of business consistent with past practice for working capital purposes;

                          (xii)  accelerate the payment, right to
      payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, share option, insurance or other compensation or benefits;

                          (xiii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) over $15 million, individually or in the aggregate, other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Parent Public Reports;

                          (xiv)  enter into any agreement,
      understanding or commitment that materially restrains, limits or impedes Parent's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on Parent's or any of its Subsidiaries' activities;

                          (xv) plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Parent or its Subsidiaries, provided, however, that routine employee terminations for cause shall not be considered subject to this clause (xv);

                          (xvi)  take any action including, without
      limitation, the adoption of any shareholder rights plan or amendments to its Articles of Association (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of the Company to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of Parent that may be acquired or controlled by the Company or permit any shareholder to acquire securities of Parent on a basis not available to the Company in the event that the Company were to acquire any Parent Ordinary Shares;

                          (xvii) materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except in the ordinary course of business consistent with past practice;

                          (xviii) take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying for "pooling of interests" accounting treatment or a 368
      Reorganization; or

                          (xix)  agree, in writing or otherwise, to
      take any of the foregoing actions.

           Section 6.5 The Company Shareholder Meetings; Parent Shareholder Meetings; Preparation of Proxy Statement/Prospectus; Short Form Merger.

                (a) The Company Shareholder Meetings. The Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a meeting of the holders of the Company Common Stock (the "Company Shareholder Meeting") as soon as reasonably practicable for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. The Company shall take all action necessary to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law and the Company's Certificate of Incorporation or By-Laws to obtain the approval for this Agreement and the Merger. Unless the Board of Directors of the Company otherwise determines (based on a majority vote of the Board of Directors in its good faith judgment that such other action is necessary to comply with its fiduciary duty to shareholders under applicable law after receiving the advice of outside legal counsel), (i) the Company's Board of Directors shall recommend approval and adoption by its shareholders of this Agreement (the "Company Recommendation"), (ii) neither the Company's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Parent or take any action or make any statement inconsistent with the Company Recommendation and (iii) the Company shall take all lawful action to solicit the Company Shareholder Approval.

                (b) Parent Shareholder Meeting. Parent, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a meeting of the holders of Parent Ordinary Shares (the "Parent Shareholder Meeting") as soon as practicable for the purpose of voting upon the transactions contemplated by this Agreement, including the Merger, the Parent Stock Option Agreement and the issuance of Parent Ordinary Shares and Options exercisable for Parent Ordinary Shares hereunder and thereunder and Parent agrees that this Agreement and the issuance of Parent Ordinary Shares and Options exercisable for or other rights to acquire Parent Ordinary Shares hereunder and thereunder shall be submitted at such meeting. Parent shall take all action necessary and advisable to secure the vote of shareholders required by applicable law and Parent's Articles of Association to obtain the approval for the transactions contemplated by this Agreement, including the Merger, the Parent Stock Option Agreement, the matters referred to in Section 5.17 and the issuance of Parent Ordinary Shares and Options exercisable for or other rights to acquire Parent Ordinary Shares. Unless the Board of Directors of Parent otherwise determines (based on a majority vote of the Board of Directors in its good faith judgment that such other action is necessary to comply with its fiduciary duty to shareholders under applicable law after receiving the advice of outside legal counsel), (i) Parent's Board of Directors shall recommend approval by its shareholders of the transactions contemplated by this Agreement (the "Parent Recommendation"), (ii) neither Parent's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Parent Recommendation in a manner adverse to the Company or take any action or make any statement inconsistent with the Parent Recommendation and (iii) Parent shall take all lawful action, consistent with past practice, to solicit the Parent Shareholder Approval.

                (c) Preparation of Registration Statement and Proxy Statement/Prospectus. Promptly after the date hereof, Parent and the Company shall prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as Parent's prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall mail the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Parent shall also take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of Parent ADSs and Parent Ordinary Shares in the Merger. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent ADSs or Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Parent discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of the Company and Parent.

           Section 6.6 Reasonable Best Efforts. Subject to the terms and conditions provided herein and in Section 6.9, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the Company's and Parent's reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company or Parent, as the case may be, and their respective Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and in order to comply with applicable Laws, including Laws restricting the foreign ownership of assets; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries or Parent or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent or the Company, respectively.

           Section 6.7 No Solicitation. (a) Each of Parent and the Company shall and shall use its reasonable best efforts to cause its Affiliates and each of their respective officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to immediately cease any discussions or negotiations with third parties with respect to any Takeover Proposal (as defined below). Each of Parent and the Company shall not, nor shall it authorize or permit any of its Affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of it or any of its Affiliates, to (i) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of, any Takeover Proposal (including without limitation, with respect to the Company, the taking of any action which would make Section 912 of the BCL inapplicable to a Takeover Proposal), (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of such party's equity securities; provided, that prior to the Effective Time, in response to an unsolicited Takeover Proposal that did not result from the breach of this
 Section 6.7 and following delivery to the other party of notice of the Takeover Proposal in compliance with its obligations under Section 6.7(d) hereof, such party may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms to any third party which makes a bona fide written Takeover Proposal if (A) a majority of its Board of Directors reasonably determines in good faith (after consultation with an independent, nationally recognized investment bank) that taking such action could be reasonably likely to lead to the delivery to it of a Superior Proposal and (B) a majority of its Board of Directors determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to take such actions(s) in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, each of Parent and the Company agrees that any violation of the restrictions set forth in this Section 6.7(a) by any of such party's, or any of its Subsidiaries', officers, employees, Affiliates or directors or any advisor, representative, consultant or agent retained by such party or any of its Subsidiaries or any of their Affiliates in connection with the transactions contemplated hereby, whether or not such Person is purporting to act on behalf of such party or any of its Subsidiaries, shall constitute a breach of this Section 6.7(a) by such party.

           For purposes of this Agreement, "TAKEOVER PROPOSAL" means, with respect to either Parent or the Company any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the assets of such party or any of its Significant Subsidiaries or 15% or more of any class of equity securities of such party or any of its Significant Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning all or any portion of any class of equity securities of such party or any of its Significant Subsidiaries or (iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of such party or any of its Significant Subsidiaries other than the Merger; and "SUPERIOR PROPOSAL" means a bona fide written Takeover Proposal made by a third party to purchase, in the case of the Company, at least two-thirds of the outstanding equity securities of the Company, and in the case of Parent, at least two-thirds of the outstanding equity securities of Parent, in each case pursuant to a tender offer, exchange offer, merger or other business combination (x) on terms which a majority of the members of such party's Board of Directors determine in their good faith reasonable judgment (after consultation with an independent, nationally recognized investment bank) to be superior to such party and its shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby and, in the case of the Company, any alternative proposed by Parent or Merger Sub in accordance with Section 9.1(c)(ii) and (y) is reasonably capable of being consummated.

                (b) Each of Parent and the Company agrees that, except as set forth in Section 6.7(c), neither its Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (ii) approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal.

                (c) Each of Parent and the Company agrees that, notwithstanding anything to the contrary herein, prior to the Effective Time, such party and/or such party's Board of Directors may take the actions otherwise prohibited by Section 6.7(b) if (i) a third party makes a Superior Proposal, (ii) such party complies with its obligations under
 Section 6.7(d), (iii) in the case of the Company, all of the conditions to the Company's right to terminate this Agreement in accordance with Section 9.1(c)(ii) hereof have been satisfied (including the expiration of the three (3) Business Day period described therein and the payment of all amounts required pursuant to Section 9.3 hereof) and (iv) in the case of the Company, simultaneously therewith, this Agreement is terminated in accordance with Section 9.1(c)(ii) hereof.

                (d) Each of Parent and the Company agrees that in addition to the obligations of such party set forth in paragraphs (a), (b) and (c) of this Section 6.7, promptly on the date of receipt thereof, such party shall advise the other party in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiation with respect to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal, inquiry, discussion or negotiation and such party shall promptly provide to the other party copies of any written materials received by such party in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussion or negotiations are taking place. Each of Parent and the Company agrees that it shall keep the other party fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party fully informed as to the material details of any information requested of or provided by such party and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry. Each of Parent and the Company agrees that such party shall simultaneously provide to the other party any non-public information concerning such party provided to any other Person or group in connection with any Takeover Proposal which was not previously provided to Parent.

                (e) Each of Parent and the Company agrees that nothing contained in this Section 6.7 shall prohibit it from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer.

                (f) Each of Parent and the Company agrees that immediately following the execution of this Agreement, (i) it shall request each Person which has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring Parent or the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf and
 (ii) it shall cease and cause to be terminated immediately all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal.

           Section 6.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect at any time from the date of this Agreement to the Effective Time. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

           Section 6.9 Antitrust Laws. (a) Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

                (b) Each party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "reasonable best efforts" shall include, without limitation:

                          (i)  in the case of each of Parent and the
      Company:

                               (A)  filing with the appropriate
           Antitrust Authorities at the earliest practicable date a Notification and Report Form or other applicable notification with respect to the transactions contemplated by this Agreement;

                               (B)  if Parent or the Company
           receives a formal request for information and documents from an Antitrust Authority, substantially complying with such formal request at the earliest practicable date following the date of its receipt thereof; and

                               (C)  opposing vigorously any
           litigation relating to the Merger or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court order, provided, however, that if any order, injunction or decree prohibiting the Merger or the transactions contemplated hereby remains in effect on January 31, 2001, Parent may terminate this Agreement provided it is then entitled to terminate this Agreement pursuant to
           Section 9.1(d).

                          (ii)  in the case of the Company only,
      subject to Parent's compliance with clause (i) above, not frustrating or impeding Parent's strategy or negotiating positions with any Antitrust Authority; and

                          (iii)  in the case of Parent and Merger Sub
      only, subject to the Company's compliance with clause (i) above, to accept an order requiring Parent, Merger Sub or the Company to agree or commit to divest, hold separate, offer for sale, abandon, limit its operations of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of their Subsidiaries (including without limitation, the Surviving Corporation after consummation of the Merger) as are necessary to permit Parent and Merger Sub to otherwise fully consummate the Merger (an "Order of Disposition"); provided, however, that nothing in this Agreement shall require Parent or any of its Subsidiaries to comply with or accept Orders of Disposition which, if complied with, could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

                (c) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

                (d) For purposes of this Agreement, (i) "Antitrust Authorities" means the Federal Trade Commission, the Antitrust Division, the attorneys general of the several states of the United States, the antitrust authorities of Brazil, Canada, Germany and any other governmental authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws and (ii) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act (Canada), European Antitrust Laws and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

           Section 6.10 Directors' and Officers' Insurance. (a) The certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

                (b) For a period of six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those Persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 225% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that the Surviving Corporation may substitute for such the Company policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) if such insurance coverage is not otherwise available, cause Parent's directors' and officers' liability insurance then in effect to cover those Persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

                (c) The Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation, from and after the Effective Time, shall pay, as incurred, such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to Section 6.10(d) below, the Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section
 6.10 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

                (d) Any Indemnified Party wishing to claim indemnification under paragraph (a) or (c) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (with counsel engaged by the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party) and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

           Section 6.11 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement or without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange or automated quotation system which Parent or the Company is a party to, if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

           Section 6.12 Transfer Tax. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of the Company Common Stock.

           Section 6.13 NYSE Listing. Parent shall use its reasonable best efforts to cause Parent Ordinary Shares and Parent ADSs to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

           Section 6.14 HSE Listing. Parent shall use its reasonable best efforts to cause Parent Ordinary Shares to be issued in connection with the Merger to be listed on the HSE promptly following the due issuance thereof.

           Section 6.15 Tax and Accounting Treatment. (a) Prior to the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization and to qualify for "pooling-of-interests" accounting treatment, and will not take any action reasonably likely to cause the Merger not so to qualify. Parent and the Merger Sub acknowledge that the Company shall have the option of obtaining either a ruling (the "367 Ruling") from the Internal Revenue Service to the effect that the parties to this Agreement, in effecting the Merger, would be in substantial compliance with the "substantiality test" set forth in Treas. Reg. Section 1.367(a)-3(c)(3)(iii) or an opinion (the "367 Opinion") from counsel to the Company that such substantiality test is satisfied, it being understood that the Company may pursue both options simultaneously. The Company shall use its reasonable best efforts to obtain the 367 Ruling and the 367 Opinion and Parent and Merger Sub shall use its reasonable best efforts to assist, and shall reasonably cooperate with, the Company in obtaining the 367 Ruling and the 367 Opinion (including by providing customary representations).

                (b) Each party shall use its reasonable best efforts to obtain the opinions referred to in Sections 4.20 and 5.18.

                (c) The Company shall prepare and timely file all reports, forms, returns, or other information required to be filed by it in order for the Merger to qualify for an exception to the general rule of Section 367(a)(1) of the Code. After the Merger, Parent shall cause the Surviving Corporation to prepare and timely file (to the extent legally entitled to do so) all reports, forms, returns, or other information required to be filed by the Company after the Merger in order for the Merger to qualify for an exception to the general rule of Section 367(a)(1) of the Code.

                (d) After the Merger, Parent agrees that it shall provide the information required by Treasury Regulation Section 1.367(a)- 8(b)(1)(vi) for the applicable period in order to ensure that any holder of Company Common Stock that is a five-percent transferee shareholder (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) that filed a gain recognition agreement (as defined in Treasury Regulation Section 1.367(a)-(8)) with respect to the Merger is entitled to nonrecognition treatment for U.S. federal income tax purposes.

                (e) Parent shall not take, and, after the Merger, Parent shall cause the Company not to take, any position with respect to Taxes that is inconsistent with the treatment of the Merger as a 368
 Reorganization.

           Section 6.16 Affiliates of Parent and the Company. (a) Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all Persons who, to the Company's knowledge, at the time of the Company Shareholder Meeting or at the Effective Time, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act or who may otherwise be deemed to be Affiliates of the Company (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the 30th day prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit D (a "Rule 145 Affiliate Agreement").

                (b) Not less than 45 days prior to the Effective Time, Parent shall deliver to the Company a letter identifying all persons who, in the judgment of Parent, may be deemed "affiliates" for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Parent shall use its reasonable best efforts to cause each person identified on such list to deliver to the Company not less than 30 days prior to the Effective Time a written agreement in the form attached as Exhibit F hereto.

           Section 6.17 Employee Benefits. (a) Parent covenants and agrees that, during the period commencing at the Effective Time through at least December 31, 2001, it will provide (or shall cause the Surviving Corporation to provide) nonrepresented current and former employees of the Company and its Subsidiaries with salary and benefits under employee benefit plans that are no less favorable, in the aggregate, than those currently provided by the Company and its Subsidiaries to such employees (including benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus and incentive compensation plans, and retiree benefit plans, policies and arrangements). For purposes of any employee benefit plan or arrangement currently maintained by the Surviving Corporation, Parent shall cause the Surviving Corporation to recognize service with the Company and its Subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for all purposes (including for vesting, eligibility to participate, severance, and benefit accrual); and Parent and the Surviving Corporation shall recognize (or cause to be recognized) service with the Company and its Subsidiaries and any predecessor entities (and any service credited by the Company under similar benefit plans) for purposes of vesting, eligibility to participate and severance under any employee benefit plan or arrangement maintained by Parent, the Surviving Corporation or any Subsidiary of Parent and for purposes of benefit accrual under any employee welfare benefit plan or arrangement maintained by Parent, the Surviving Corporation or Parent; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent, the Surviving Corporation or a Parent Subsidiary may be reduced by amounts payable under similar Company Employee Benefit Plans with respect to the same periods of service). Any benefits accrued by employees of the Company or any Subsidiary of the Company prior to the Effective Time under any defined benefit pension plan currently maintained by the Company or any Subsidiary of the Company that employ a final average pay formula shall be calculated based on the employees' final average pay with Parent, the Surviving Corporation or any Parent Subsidiary or other Affiliate employing the employees for as long as the current final average pay benefit formula under such plan is in effect. From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Subsidiaries of Parent to, (i) waive any pre-existing condition limitations to the extent that the employees or their beneficiaries are not subject to such pre-existing condition limitations under the comparable Company Employee Benefit Plans prior to the Effective Time, and (ii) credit any deductibles and out-of-pocket expenses that are applicable and/or covered under the Company Employee Benefit Plans, and are incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation in the benefit plans provided by Parent, the Surviving Corporation and any Subsidiary of Parent. The provisions of this Section
 6.17 shall not create in any employee or former employee of the Company or any Subsidiary of the Company any rights to employment or continued employment with Parent, the Surviving Corporation or the Company or any of their respective Subsidiaries or Affiliates or any right to specific terms or conditions of employment.

                (b) During the period commencing at the Effective Time and through at least December 31, 2001, Parent and the Surviving Corporation shall honor, and Parent shall cause its Subsidiaries to honor, in accordance with its terms, the Company's Severance Policy in effect as of the Closing Date as set forth in Section 6.17 of the Company Disclosure Letter.

                (c) In addition, Parent shall cause the Surviving Corporation to honor, in accordance with their terms, any individual employment, change of control, severance, retirement or termination agreement between the Company or any Subsidiary of the Company, and any current or former officer, director or employee of the Company or any Subsidiary of the Company, including the Company's incentive programs and change in control agreements between the Company and certain of its officers, in each case as set forth in Section 6.17 of the Company Disclosure Letter (including the Trust Agreement), except as otherwise agreed to by any such officer, director or employee.

                (d) The provisions of this Section 6.17 shall apply to employees of the Company and its Subsidiaries whose terms and conditions of employment are not subject to a collective bargaining agreement and, to the extent required by a collective bargaining agreement, to employees of the Company and its Subsidiaries whose terms and conditions of employment are subject to a collective bargaining agreement.

                (e) Parent acknowledges that a "Potential Change in Control" has occurred as defined in the Trust Agreement and that the Company shall deliver the Funding Amount to the trustee under the Trust Agreement.

                (f) Parent agrees that the consummation of the Merger shall constitute a "Change in Control" of the Company for all purposes within the meaning of all applicable compensation or benefit plans or agreements of the Company and its subsidiaries, including without limitation, the Company Stock Plans and the employment agreements set forth on the Company Disclosure Letter.

                (g) The Company shall deliver to Parent copies of all notices, schedules and other documents it proposes to deliver to, or receives from, the trustee under the Trust Agreement after the date hereof, or in connection with the transactions contemplated hereby, including, without limitation, the Payment Schedule, as defined in the Trust Agreement. Parent shall have a reasonable opportunity to review such notices, schedules and other documents proposed to be delivered to such trustee prior to such delivery thereof.

           Section 6.18 Governance Matters. (a) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to cause the Articles of Association of Parent and the rules of the Management Board to the extent necessary to be amended as of the Effective Time to incorporate the provisions set forth in Exhibit F (such amendment, the "Articles Amendment," and Parent's Articles of Association as so amended, the "Amended Articles").

                (b) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to (i) cause the Board of Directors of Parent to include, as of the Effective Time, Richard E. Olson, Kenwood
 C. Nichols plus up to four independent directors of the Company proposed by Mr. Olson who are reasonably acceptable to Parent (each, a "Company Director"); provided, however, that if any such person declines to serve as a director of Parent, Parent's obligations under this Section 6.18(b) with respect to such person(s) shall cease unless another nominee is proposed by the Company who is reasonably acceptable to Parent, (ii) cause the Board of Directors to consist of up to 17 people, (iii) cause the Management Board of Parent to consist, as of the Effective Time, of eight persons, (x) five of whom shall be current members of the Management Board of Parent, and (y) three of whom shall be Richard E. Olson, Kenwood C. Nichols and Michael J. Corey. Each Company Director appointed pursuant to Section 6.18(b)(i) shall serve until the next following annual meeting of Parent's shareholders or until their successors are duly elected and qualified.

                (c) Promptly after the Effective Time, Parent shall take all actions necessary to cause each committee of the Board of Directors of Parent to include at least one Company Director.

                (d) Effective as of the Effective Time, Parent shall take all actions necessary to cause (i) Richard E. Olson to be appointed Executive Vice President of Parent; (ii) Kenwood C. Nichols to be appointed Executive Vice President of Parent and (iii) Michael J. Corey to be appointed Senior Vice President of Parent.

           Section 6.19 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the Securities and Exchange Commission to Skadden, Arps, Slate, Meagher & Flom LLP.

           Section 6.20 Integration Team. Promptly after the date hereof, Parent will establish an integration team (the "Integration Team"). The Integration Team will be comprised of senior executive officers of Parent and the Company and, to the extent appropriate, other management members from both Parent and the Company. The Integration Team will review its recommendations with the Management Board of Parent. The Parent's chief executive officer will work closely with the Integration Team which is responsible for proposing alternatives and recommendations regarding the matters and issues arising in connection with the integration of the two companies and their respective businesses, assets and organizations. The Parent's chief executive officer ultimately has the responsibility for approving the recommendations and alternatives of the Integration Team.

           Section 6.21 Parent Treasury Stock Option Agreement. Parent agrees to reserve a sufficient number of Parent Ordinary Shares held by Parent in treasury ("Treasury Shares") which are the subject of the Parent Treasury Stock Option Agreement; provided, however, Parent may not sell any of the Treasury Shares without (i) giving the Company prior written notice that it is required to sell such Treasury Shares in order to obtain the letter from PricewaterhouseCoopers LLP referred to in Section 7.1(k) and
 (ii) obtaining the written consent of the Company, which consent shall not be unreasonably withheld.

                                 ARTICLE VII

        CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

           Section 7.1 Conditions Precedent to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (subject to applicable law), at or prior to the Effective Time, of each of the following conditions:

                (a) Approval of Shareholders. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

                (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

                (c) European Antitrust Laws. Any approvals or consents, including that of the German Federal Cartel Office, required by European Antitrust Laws, shall have been received and any waiting periods required by such Laws shall have been observed;

                (d)  Competition Act (Canada).  The waiting period under
 Section 123 of the Competition Act (Canada) shall have expired and Parent shall have been advised in writing by the Commissioner of Competition that he has determined not to make an application for an order under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement that could reasonably be expected to have a Parent Material Adverse Effect;

                (e) Exon-Florio. The review periods, if applicable, under Exon-Florio shall have expired or have been terminated;

                (f) Injunction. No preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect at the Effective Time which prohibits, restrains, restricts or enjoins the consummation of the Merger, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such decree, injunction or other order that may have been entered;

                (g) Statutes. No federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal;

                (h) No Material Adverse Effect. Since the date hereof, no event shall have occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

                (i) NYSE Listing. Parent ADSs and Parent Ordinary Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

                (j) HSE Listing. Parent Ordinary Shares to be issued in the Merger shall have been authorized for listing on the HSE following the due issuance thereof.

                (k) Pooling Letters. Parent shall have received a letter from PricewaterhouseCoopers LLP and SVH PricewaterhouseCoopers Oy each dated as of the Closing Date and addressed to Parent stating that such firm believes that the Merger should be treated as a "pooling of interests" in conformity with Finnish GAAP (with respect to SVH PricewaterhouseCoopers
 Oy) and U.S. GAAP, as described in Accounting Principles Board Opinion No. 16 and applicable accounting rules of the SEC (with respect to PricewaterhouseCoopers LLP), and such letters shall not have been withdrawn or modified in any material respect and (ii) the Company shall have received a letter from Arthur Andersen LLP dated as of the Closing Date and addressed to the Company and Parent, stating that Arthur Andersen LLP believes that the Company is a pooling candidate for purposes of the transactions contemplated in conformity with U.S. GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect.

                (l) Proxy Statement/Prospectus. (A) The Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Proxy Statement/Prospectus shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (B) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

                (m) Representations and Warranties True. (A) The representations and warranties of the Company contained herein that are qualified by reference to a Company Material Adverse Effect shall be true and correct when made and on the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), as if made on and as of such date and (B) all other representations and warranties of the Company shall have been true and correct when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) as if made on and as of such date, except for such inaccuracies as are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect;

                (n) Performance. The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing;

                (o) Compliance Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.1(m) and (n); and

                (p) Other Authorizations. All Authorizations (other than those specified in Section 7.1(b), (c), (d) and (e) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, and all required waiting periods shall have been observed, without any limitation, restriction or condition (including the registration of the capital increase of Parent's share capital representing Parent Ordinary Shares required to be issued in connection with the delivery of the Merger Consideration) that has or could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, a Company Material Adverse Effect (or an effect on Parent and its Subsidiaries that were such effect applied to the Company and its Subsidiaries, would constitute a Company Material Adverse Effect), except for such Authorizations the failure of which to have been made or obtained does not and could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, a Company Material Adverse Effect (or an effect on Parent and its Subsidiaries that were such effect applied to the Company and its Subsidiaries, would constitute a Company Material Adverse Effect) and except for such Authorizations that are required by Laws to be obtained, or such waiting periods required by Laws, to be observed, prior to the Effective Time.

                                ARTICLE VIII

             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

           Section 8.1 Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger is subject to the satisfaction or waiver (subject to applicable law), at or prior to the Effective Time, of each of the following conditions:

                (a) Approval of Shareholders. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

                (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

                (c) European Antitrust Laws. Any approvals or consents, including that of the German Federal Cartel Office, required by European Antitrust Laws, shall have been received and any waiting periods required by such Laws shall have been observed;

                (d)  Competition Act (Canada).  The waiting period under
 Section 123 of the Competition Act (Canada) shall have expired and Parent shall have been advised in writing by the Commissioner of Competition that he has determined not to make an application for an order under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement that could reasonably be expected to have a Parent Material Adverse Effect;

                (e) Exon-Florio. The review periods, if applicable, under Exon-Florio shall have expired or have been terminated;

                (f) Injunction. No preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect at the Effective Time which prohibits, restrains, restricts or enjoins the consummation of the Merger; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such decree, injunction or other order that may have been entered;

                (g) Statutes. No federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal;

                (h) No Material Adverse Effect. Since the date hereof, no event shall have occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                (i) HSE Listing. Parent Ordinary Shares to be issued in the Merger shall have been authorized for listing on the HSE following the due issuance thereof.

                (j) NYSE Listing. Parent ADSs and Parent Ordinary Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

                (k) Pooling Letters. The Company shall have received a letter from Arthur Andersen LLP dated as of the Closing Date and addressed to the Company and Parent stating that Arthur Andersen LLP believes that the Company is a pooling candidate for purposes of the transactions contemplated in conformity with U.S. GAAP, as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC, and such letter shall not have been withdrawn or modified in any material respect and (ii) Parent shall have received a letter from PricewaterhouseCoopers LLP and SVH PricewaterhouseCoopers Oy each dated as of the Closing Date and addressed to Parent stating that such firm believes that the Merger should be treated as a "pooling of interests" in conformity with Finnish GAAP (with respect to SVH PricewaterhouseCoopers Oy) and U.S. GAAP, as described in Accounting Principles Board Opinion No. 16 and applicable accounting rules of the SEC (with respect to PricewaterhouseCoopers LLP), and such letters shall not have been withdrawn or modified in any material respect.

                (l) Proxy Statement/Prospectus. (A) The Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (B) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

                (m) Tax Opinion. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to the Company on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Certificate of Merger, to the effect that (i) the Merger will be treated for U.S. Federal income tax purposes as a 368 Reorganization, (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss should be recognized by the Company as a result of the Merger, such opinion to be premised on, at the Company's option, the 367 Ruling or the 367 Opinion, in each case, reasonably satisfactory to the Company. In rendering such opinion, such counsel shall be entitled to rely upon customary representations of officers of the Company and Parent;

                (n) Representations and Warranties True. (A) The representations and warranties of Parent and Merger Sub contained herein that are qualified by reference to a Parent Material Adverse Effect shall be true and correct when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), as if made on and as of such date and (B) all other representations and warranties of Parent and Merger Sub shall have been true and correct when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date) as if made on and as of such date, except for such inaccuracies as are not reasonably likely to, individually or in the aggregate, result in a Parent Material Adverse Effect;

                (o) Performance. Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing;

                (p) Compliance Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or any Chief Financial Officer of Parent, certifying as to the fulfillment of the conditions specified in Sections 8.1(n) and (o).

                (q) Other Authorizations. All Authorizations (other than those specified in 8.1(b), (c), (d) and (e) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, and all required waiting periods shall have been observed, without any limitation, restriction or condition (with the exception of the registration of the capital increase of Parent's share capital representing Parent's Ordinary Shares required to be issued in connection with the delivery of the Merger Consideration) that has or could reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect (or an effect on the Company and its Subsidiaries that were such effect applied to Parent and its Subsidiaries, would constitute a Parent Material Adverse Effect), except for such Authorizations, the failure of which to have been made or obtained does not and could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect (or an effect on the Company and its Subsidiaries that were such effect applied to Parent and its Subsidiaries, would constitute a Parent Material Adverse Effect) and except for such Authorizations that are required by Laws to be obtained, or such waiting period required by Laws to be observed, prior to the Effective Time.

                                 ARTICLE IX

                         TERMINATION AND ABANDONMENT

           Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Shareholder Approval:

                (a)  by mutual written consent of Parent and the Company; or

                (b)  by Parent:

                          (i)  if, prior to the Effective Time, the
      Company has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which (i) would give rise to the failure of a condition set forth in clause (m) or (n) of Section 7.1, (ii) cannot be or has not been cured prior to the Termination Date and
      (iii) has not been waived by Parent pursuant to the provisions hereof;

                          (ii)  if, at any time prior to the Effective
      Time, (A) the Company, or its Board of Directors, as the case may be, shall have (w) entered into any agreement with respect to any Takeover Proposal other than the Merger and other than a confidentiality agreement permitted under Section 6.7, (x) amended, conditioned, qualified, withdrawn or modified, or proposed or resolved to do so, in a manner adverse to Parent or Merger Sub, its approval and recommendation of the Merger and this Agreement, or (y) approved or recommended, or proposed to approve or recommend, any Takeover Proposal other than the Merger, or (B) the Company or the Company's Board of Directors or any committee thereof shall have resolved to do any of the foregoing; or

                          (iii)  if the Company breaches any of its
      obligations under Section 6.7 or Section 9.1(c)(ii) hereof;

                (c)  by the Company:

                          (i)  if, prior to the Effective Time, Parent
      or Merger Sub has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in clauses (n) and (o) of Section 8.1, (ii) cannot be or has not been cured prior to the Termination Date and
      (iii) has not been waived by the Company pursuant to the provisions hereof;

                          (ii)  if a Superior Proposal is received by
      the Company and the Board of Directors of the Company reasonably determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(ii) unless and until (i) three (3) Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors and during such three (3) Business Day period the Company has fully cooperated with Parent including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the Person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such three (3) Business Day period the Takeover Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and (iii) (x) at or prior to such termination, Parent has received all fees and Expenses set forth in Section 9.3 hereof by wire transfer in same day funds and (y) immediately following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; or

                          (iii) if, at any time prior to the Effective Time, (A) Parent or Merger Sub or either of their respective Board of Directors, as the case may be, shall have (x) entered into any agreement with respect to a Takeover Proposal other than the Merger and other than a confidentiality agreement permitted under Section 6.7, (y) amended, conditioned or qualified, withdrawn or modified, or proposed or resolved to withdraw or modify, in a manner adverse to the Company, its approval and recommendation of the Merger and this Agreement or (B) Parent or Parent's Board of Directors or any committee thereof shall have resolved to do any of the foregoing.

                (d)  by either Parent or the Company:

                          (i)  if the Effective Time has not occurred
      on or prior to January 31, 2001 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the aforesaid date or the basis of such termination;

                          (ii)  if any court of competent jurisdiction
      or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable and prior to such termination, the parties shall have used reasonable best efforts to resist, resolve, or lift, as applicable, such judgment, injunction, order or decree;

                          (iii)  at the Parent Shareholder Meeting
      (including any adjournment or postponement thereof), the Parent Shareholder Approval shall not have been obtained; or

                          (iv)  at the Company Shareholder Meeting
      (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained.

           Section 9.2 Effect of Termination. In the event of termination of this Agreement by Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Merger Sub or their respective officers or directors (except as set forth in Section 4.15, Section 5.15, Section 6.2, this Section 9.2 and Sections 9.3, 10.3, 10.4, 10.5, 10.13 and 10.14, which shall survive the termination); provided, however, that nothing contained in this Section 9.2 or in Section 9.3 shall relieve any party hereto from any liability for any breach of this Agreement.

           Section 9.3 Payment of Certain Fees. (a) If this Agreement is terminated by Parent in accordance with Section 9.1(b)(i), 9.1(b)(ii)(A)(w), 9.1(b)(ii)(A)(y), 9.1(b)(ii)(B) (unless related to a resolution to take any of the actions set forth in Section 9.1(b)(ii)(A)(x), in which case Section 9.3(c) shall apply) or 9.1(b)(iii) hereof then the Company shall (A) reimburse Parent for all of its Expenses and (B) pay to Parent in immediately available funds a termination fee in an amount equal to $200 million (the "Termination Fee").

                (b) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(d)(iv) hereof and (x) a Takeover Proposal has been made and publicly announced or communicated to the Company's shareholders after the date of this Agreement and prior to the Company Shareholder Meeting and, to the extent applicable, (y) concurrently with or within twelve (12) months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall (i) within one Business Day of the date of termination pursuant to Section 9.1(d)(iv) (A) pay to Parent 50% of the Termination Fee and (B) reimburse Parent for all of its Expenses, and (ii) within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto) pay to Parent 50% of the Termination Fee.

           A "Third Party Acquisition Event" means (i) the consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted a Takeover Proposal or (ii) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction.

           "Expenses" shall mean documented and reasonable out-of-pocket fees and expenses up to a maximum aggregate amount of $10 million incurred or paid in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

                (c)  If this Agreement is terminated by Parent pursuant to
 Section 9.1(b)(ii)(A)(x), then (i) the Company shall (A) pay to Parent 50% of the Termination Fee and (B) reimburse Parent for all of its Expenses and
 (ii) if concurrently with or within 12 months after such termination a Third Party Acquisition Event occurs, then the Company shall pay to Parent 50% of the Termination Fee within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto).

                (d) If this Agreement is terminated by the Company pursuant to Section 9.1(c)(i), then Parent shall (A) reimburse the Company for all of its Expenses and (B) pay to the Company the Termination Fee.

                (e) Any payment of the Termination Fee (and reimbursement of Expenses) pursuant to this Section 9.3 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds. If either party fails to pay to (or reimburse) the other party any fee or expense due hereunder (including the Termination Fee), such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid to the date it is paid.

                                  ARTICLE X

                                MISCELLANEOUS

           Section 10.1 Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and Merger Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Merger Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 10.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

           Section 10.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Merger Sub, may
 (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           Section 10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                (a)  if to the Company, to it at:

                          Champion International Corporation
                          One Champion Plaza
                          Stamford, Connecticut 06921
                          Telecopy:  203-358-6562
                          Attention:  General Counsel

                     with a copy (which shall not constitute notice) to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          Four Times Square
                          New York, New York 10036
                          Telecopy:  212-735-2000
                          Attention:  Blaine V. Fogg, Esq.
                                      Joseph A. Coco, Esq.

                (b)  if to either Parent or Merger Sub, to it at:

                          UPM-Kymmene Corporation
                          Etelaesplanadi 2
                          P.O. Box 380
                          FIN-00101 Helsinki
                          Finland
                          Telecopy:  011-358-204-150-304
                          Attention:  Reko Aalto-Setala

                          in each case, with a copy (which shall not constitute notice) to:

                          White & Case LLP
                          1155 Avenue of the Americas
                          New York, New York 10036
                          Telecopy:  212-354-8113
                          Attention:  Timothy B. Goodell, Esq.

 or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3rd) Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

           Section 10.4 Entire Agreement. This Agreement and the annex, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto, other than the confidentiality provisions of the Confidentiality Agreement.

           Section 10.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Sections 6.10, 6.17(c) and
 6.18 hereof, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign and transfer its right and obligations hereunder to any of its Affiliates. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

           Section 10.6 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any shareholder approval), by action taken by the Board of Directors and the Executive Board of Parent and the respective Boards of Directors of Merger Sub and the Company or by the respective officers authorized by such Executive Board or Boards of Directors or otherwise, as the case may be; provided, however, that after any such shareholder approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

           Section 10.7 Further Actions. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

           Section 10.8 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

           Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

           Section 10.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

           Section 10.11 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

           Section 10.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           Section 10.13 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.



 [SIGNATURE PAGE FOLLOWS]


           IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.


                                 UPM-KYMMENE CORPORATION

                                 By  /s/ Juha Niemela
                                    ------------------------------------
                                    Name:  Juha Niemela
                                    Title: President and Chief Executive
                                           Officer


                                 By  /s/ Reko Aalto-Steala
                                    ------------------------------------
                                    Name:  Reko Aalto-Setala
                                    Title: General Counsel


                                 BLUE ACQUISITION, INC.

                                 By  /s/ Kari Toikka
                                    ------------------------------------
                                    Name:  Kari Toikka
                                    Title: President


                                 By  /s/ Reko Aalto-Steala
                                    ------------------------------------
                                    Name:  Reko Aalto-Setala
                                    Title: General Counsel


                                 CHAMPION INTERNATIONAL CORPORATION


                                 By  /s/ Richard E. Olson
                                    ------------------------------------
                                    Name:  Richard E. Olson
                                    Title: Chairman and Chief Executive
                                           Officer